Exhibit 10.3

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**)

BARNETT GAS GATHERING AGREEMENT

THIS BARNETT GAS GATHERING AGREEMENT (this “Agreement”), executed on January 25, 2010, but effective as of February 1, 2010 (the “Effective Date”), is by and among (i) Chesapeake Midstream Partners, L.L.C., a Delaware limited liability company (“Gatherer”), (ii) Total Gas & Power North America, Inc., a Delaware corporation (“TGPNA”), and (iii) Total E&P USA, Inc., a Delaware corporation (“TEPUSA” and together with TGPNA, “Producers”). Gatherer and Producers are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals:

A. Gatherer owns and operates natural gas gathering systems and related facilities in Texas.

B. TEPUSA has acquired the oil, gas and/or mineral leases (or interests therein) and other interests and properties described in Schedule 10 (the “Acquired Properties”). TEPUSA has agreed to sell to TGPNA, and TGPNA has agreed to purchase, all of TEPUSA’s entitlement to Gas produced from the Acquired Properties.

C. Producers now desire to deliver natural gas for gathering, compression, dehydration, treating, and processing, as applicable, on Gatherer’s gathering systems, and Gatherer desires to provide gathering, compression, dehydration, treating and processing services, as applicable, for such gas, on the terms and subject to the conditions in this Agreement.

Agreements:

NOW, THEREFORE, for good and valuable consideration, Gatherer and Producers agree as follows:

Article 1

Definitions

1.1 Defined Terms. The following capitalized terms used in this Agreement and the attached exhibits and schedules shall have the meanings set forth below:

“Acceptable Letter of Credit” means one or more direct-pay, irrevocable, standby letters of credit from a major U.S. commercial bank or a foreign bank with a U.S. branch office in either case having a credit rating of at least “A-” (or its equivalent successor rating) from Standard & Poor’s Corporation or “A3” (or its equivalent successor rating) from Moody’s Investor Services, Inc.

“Acceptable Third Party Guaranty” means (i) a guaranty agreement in form and content acceptable to Gatherer (which acceptance shall not be unreasonably withheld) and (ii) executed by a Person other than Producers who has an Applicable Rating or who is otherwise acceptable to Gatherer (which acceptance shall not be unreasonably withheld).

“Acquired Properties” is defined in the recitals.

“Additional Agreement” means that certain Agreement by and among Gatherer, Producers and the CHK Parties, dated as of February 1, 2010, as amended.

“Adequate Assurance of Performance” is defined in Section 7.7.

“Adjusted Barnett Annual Minimum Volume” is defined in Section 4(d) of Exhibit A.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person, whether by contract, voting power, or otherwise. For purposes of this definition, Gatherer shall not be considered an Affiliate of any of the CHK Parties or any of their Affiliates and the CHK Parties and their Affiliates (other than Gatherer) shall not be considered an Affiliate of Gatherer.

“Agreement” is defined in the preamble.

“Annual Barnett Gathered Volumes” means, for each Year in the Minimum Volume Period, the sum of (i) the volume (in Mcf’s) of Producers’ Gas delivered to the Barnett Gathering Systems in such Year and (ii) the volume (in Mcf’s) of MV Mitigation Gas delivered to the Barnett Gathering Systems in such Year.

“Annual Barnett Excess Volumes” means, for each Year in the Minimum Volume Period, the amount, if any, by which (i) the volume (in Mcf’s) of Producers’ Gas delivered to the Barnett Gathering Systems in such Year exceeds (ii) the Adjusted Barnett Annual Minimum Volume for such Year.

“Applicable Law” means any applicable law, statute, rule, regulation, ordinance, order, or other pronouncement, action, or requirement of any Governmental Authority.

“Applicable Rating” means a senior, unsecured rating of at least “**” (or the then equivalent) from Standards & Poor’s Rating Service and of “**” (or the then equivalent) by the rating service of Moody’s Investors Services, Inc., or an equivalent rating from any other NRSRO.

“Assumed Obligations” is defined in Section 9.1(d).

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“Attached Facilities” is defined in Section 2.4.

“Barnett Annual Minimum Volume” means, for each Year in the Minimum Volume Period, the volume (expressed in Mcf’s) of Producers’ Gas shown in Schedule 7 for such Year.

“Barnett AMI” means the geographic area described in Schedule 5.

“Barnett Dedicated Properties” means the Acquired Properties and all other interests of Producers and their Affiliates (and their successors and assigns) in oil, gas, and/or mineral leases covering lands located within the Barnett AMI, whether now owned or hereafter acquired, and all Gas produced or delivered therefrom or attributable thereto, and all interests of Producers or their Affiliates (and their successors and assigns) in all oil or gas wells, whether now existing or drilled hereafter, on, or completed on, lands covered by any such oil, gas, and/or mineral lease or on other lands within the Barnett AMI, including the wells described in Part I of Schedule 4, but excluding (i) any oil, gas and/or mineral leases purchased by Producers or their Affiliates after the Effective Date that are subject to a dedication to a gas gathering system or agreement (other than the Barnett Gathering Systems) that was in effect prior to (and was not entered into in connection with or as part of) such acquisition (but only to the extent of such dedication), (ii) the properties described in Part II of Schedule 4, and (iii) any other non-material properties dedicated by Producers as of the Effective Date to a gathering system owned and operated by a Person not an Affiliate of either Producer, not to exceed ** net mineral acres.

“Barnett Delayed Connections” is defined in Section 6(b)(1) of Exhibit A.

“Barnett Delivery Points” means (i) the points identified in Schedule 3 at which Gas is delivered to a Barnett Receiving Transporter by Gatherer, (ii) any additional delivery points that, from time to time, are added at the request of Producers (at Producers’ expense) to the Barnett Gathering Systems after the Effective Date to permit delivery of Gas to the same or other Barnett Receiving Transporters, as provided in Section 6(f) of Exhibit A, and (iii) any additional delivery points added to the Barnett Gathering Systems for gas lift operations at Producers’ request and expense, as provided in Section 6(b)(2) or Section 11 of Exhibit A.

“Barnett Fees” means the gathering and other fees (in $/Mcf) shown for each Barnett Gathering System in Schedule 2 and the other charges specified in Exhibit A, as such fees and charges may be redetermined in a Redetermination.

“Barnett Gathering System” means each of the discrete gas gathering systems described in Schedule 1, together with any modifications, alterations, replacements, extensions, or expansions made by Gatherer, from time to time, to each such gathering system.

“Barnett Gathering Systems” means, collectively, all of the Barnett Gathering Systems.

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“Barnett Maximum Daily Quantity” means, for each of the Barnett Gathering Systems shown in Schedule 6, the maximum volume of Producers’ Gas and MV Mitigation Gas (each expressed in Mcf’s) that Gatherer is obligated to receive on any Day on each such Barnett Gathering System.

“Barnett Receipt Points” means (i) the receipt points described in Schedule 4 and (ii) any new receipt points that may, from time to time, be added by Gatherer to the Barnett Gathering Systems after the Effective Date to permit Producers to deliver Gas to the Barnett Gathering Systems.

“Barnett Receiving Transporters” means the intrastate or interstate pipeline companies, gathering companies, local distribution companies, or end-users taking delivery or custody of Producers’ Gas and MV Mitigation Gas at, or immediately downstream of, a Barnett Delivery Point.

“Base Pressure” means a constant pressure (expressed in pounds per square inch absolute) determined in accordance with the following table:

Area in which Gas is produced	Base Pressure (in pounds per square inch absolute)
MMS or BLM Properties	14.73
Texas	14.65

“Btu” means the amount of heat energy needed to raise the temperature of one avoirdupois pound of water from 58.5 degrees Fahrenheit to 59.5 degrees Fahrenheit at the applicable Base Pressure.

“Business Day” means any day except Saturday, Sunday, or Federal Reserve Bank holidays.

“Change of Control” means as to any Producer an event that causes such Producer to cease to be Controlled by its Parent; provided that an event that causes such Parent to be Controlled by another Person shall not constitute a Change of Control.

“CHK Agreement” means (i) the Amended and Restated Gas Gathering Agreement, dated as of January 25, but effective as of February 1, 2010, by and among Chesapeake Midstream Partners, L.L.C., Chesapeake Energy Marketing Inc., Chesapeake Operating, Inc., Chesapeake Exploration L.L.C., Chesapeake Louisiana L.P. and DDJET Limited LLP, as amended, and (ii) if the agreement described in clause (i) is terminated prior to this Agreement, then “CHK Agreement” means the agreement described in clause (i) as it was in effect immediately prior to such termination.

“CHK Parties” means the parties to the CHK Agreement other than Gatherer.

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“Claims” means all claims, losses, liabilities, damages, fines, penalties, costs, or expenses, including reasonable attorneys’ fees and court costs.

“Control” (and the correlative terms “controlling,” “controlled by,” and “under common control with”) means as to any entity the possession, directly or indirectly, through one or more intermediaries, by any Person or group (within the meaning of Section 13(d)(3) under the Securities Exchange Act of 1934, as amended) of the power or authority, through ownership of voting securities, by contract, or otherwise, to control or direct the management and policies of the entity. Notwithstanding anything herein to the contrary, other than with respect to the term “Affiliates” as used in the definition of “Producers’ Gas”, the term “Control” and its correlative terms shall not apply to the definition of “Producers’ Gas.”

“CPT” means the prevailing local time in the Central time zone.

“Cubic Foot” means a volume of Gas occupying a space of one cubic foot at a temperature of 60°F and at the applicable Base Pressure.

“Day” means the 24-hour period beginning at 9:00 a.m., CPT, on one calendar day and ending at 9:00 a.m., CPT, on the following calendar day.

“Dedicated Properties Owner Acknowledgment Agreement” is defined in Section 9.3(a).

“DFW Gathering System” means the gathering system described as the “DFW Gathering System” on Schedule 1.

“DFW PDP Volumes” is defined in the CHK Agreement.

“Drip Liquids” means all distillates, condensate, and other hydrocarbon liquids that are collected by Gatherer between the Barnett Receipt Points and the Barnett Delivery Points on a Barnett Gathering System, including all distillates, condensate, and other hydrocarbons allocated to Producers’ Gas under Third Party Gathering Agreements.

“Economic Value” means, as to any contract, the reasonably projected gross revenue payable under such contract over the term of such contract (including any part of such term that may have expired prior to the date of determination of such projected gross revenue).

“Effective Date” is defined in the preamble.

“Electric Power Charge” means, on any Barnett Gathering System, the actual cost charged to Gatherer, or incurred by Gatherer, for electric power consumed in the operation of compression equipment used to provide services for Producers’ Gas and MV Mitigation Gas hereunder.

“Equivalent Quantity” means, on any Day on a Barnett Gathering System, a quantity of Gas (in MMBtu’s) that is thermally equivalent to the quantity of Producers’

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Gas and MV Mitigation Gas received from Producers at the Barnett Receipt Points on that Barnett Gathering System on that Day less Producers’ allocated share of System Fuel and Losses on that Barnett Gathering System.

“Excess Suspension Days” is defined in Section 8.7.

“FERC” means the Federal Energy Regulatory Commission or any successor Governmental Authority thereto under the Natural Gas Act.

“Field Telemetry” means the communication network, including radios, antennas, towers, associated landlines, and networking equipment, used to transmit and receive data between field sites and the SCADA software.

“Force Majeure Event” is defined in Section 8.2.

“Force Majeure Volumes” is defined in Section 8.6.

“Fuel Gas” means Gas (whether measured or estimated) used by Gatherer to operate compressors, dehydrators, treaters, and related equipment and facilities on, or to vent, relieve, or blowdown equipment and facilities of, the Barnett Gathering Systems, including any Fuel Gas passed through to Gatherer under Third Party Gathering Agreements.

“Gas” means any mixture of hydrocarbons and noncombustible gases in a gaseous state consisting primarily of methane.

“Gatherer” is defined in the preamble.

“Gathering System Owner Acknowledgment Agreement” is defined in Section 9.2(a).

“Governmental Authority” means any court, government (federal, state, local, or foreign), department, political subdivision, commission, board, bureau, agency, official, or other regulatory, administrative, or governmental authority.

“Greenhouse Gas Credits” is defined in Section 10.2.

“Gross Heating Value” means the total calorific value (expressed in Btu’s) obtained by the complete combustion, at constant pressure, of the amount of Gas which would occupy a volume of one Cubic Foot at a temperature of 60°F, and at a reference pressure equal to 14.73 psia and under standard gravitational force (980.665 cm per second per second) with air of the same temperature and pressure as the Gas, when the products of combustion are cooled to the initial temperature of the Gas and air and when the water formed by combustion is condensed to the liquid state. The Gross Heating Value so determined shall be corrected assuming saturation at flowing conditions, expressed in Btu per Cubic Foot and reported at the applicable Base Pressure; provided, however, that if the water vapor content of the Gas delivered is 7 pounds or less per one million (1,000,000) Cubic Feet, the Gas shall be assumed to be dry. The Btu’s contained in hydrogen sulfide or other non-hydrocarbon components will be excluded in any calculation of the number of Btu’s contained in Gas under this Agreement.

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“Lost and Unaccounted for Gas” means the losses in Gas quantities (expressed in Btu’s) that occur on a Barnett Gathering System, other than Gas used for Fuel Gas and shrinkage due to Drip Liquids, including any such losses (expressed in Btu’s) passed through to Gatherer under any Third Party Gathering Agreement.

“Maintenance Suspension Volumes” is defined in Section 8.7.

“Mcf” means one thousand Cubic Feet of Gas.

“Mcf/d” means Mcf’s per Day.

“Minimum Volume Period” means with respect to the Barnett Annual Minimum Volume, the period beginning on the Effective Date and ending on the earlier to occur of (a) June 30, 2019 and (b) the last Day of the Month in which Producers have delivered, or if not delivered, paid for under Section 4(b) of Exhibit A, Annual Barnett Gathered Volumes equal to the Total Barnett Annual Minimum Volumes.

“MMBtu” means one million (1,000,000) Btu’s.

“Month” means the period beginning on the first Day of the calendar month and ending immediately prior to the commencement of the first Day of the next calendar month.

“MV Mitigation Gas” means, for any Year, the volume (expressed in Mcf’s) of Gas delivered to a Barnett Gathering System by or on behalf of Producers that satisfies the following: (i) such Gas is not Producers’ Gas; (ii) such Gas is produced from a well in which none of the Producers or their Affiliates owns any interest, and where the connection of such well to such Barnett Gathering System was made by Producers at no cost to Gatherer, and (iii) such Gas is to be delivered during the Minimum Volume Period to meet, but not exceed, the Adjusted Barnett Annual Minimum Volume in any Year.

“Notice” is defined in Section 11.2.

“NRSRO” means any credit rating agency that has been approved as a Nationally Recognized Statistical Rating Organization by the U.S. Securities and Exchange Commission.

“Oil and Gas Lease” is defined in Section 12.12(a).

“Oil and Gas Lease Partial Assignment” is defined in Section 12.12(c).

“Operator” means the Person for any well who (i) has been designated as the operator under the applicable operating agreement or other similar contract for such well or (ii) has submitted a filing or notice with the applicable Governmental Authority having jurisdiction over such well designating any Producer or any of its Affiliates as operator of such well.

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“Parent” means Total Holdings USA, Inc.

“Party” and “Parties” are defined in the preamble.

“[Party A] Agreement” has the meaning provided in the Additional Agreement.

“Payout” means, for a Reimbursed Connection constructed to a Barnett Gathering System pursuant to Section 6(c)(1)(C) of Exhibit A, the first Day of the Month following the date on which the aggregate discount on the Barnett Fees paid by Producers hereunder for Producers’ Gas gathered through such Reimbursed Connection equals the sum of the capital costs incurred by Producers to construct the pipeline, equipment and other facilities comprising such connection plus an amount equivalent to an internal rate of return on such capital costs using the Target IRR. An example of Payout is attached as Exhibit D.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association (whether incorporated or unincorporated), joint-stock company, trust, Governmental Authority, unincorporated organization, or other entity.

“Primary Measurement Device” means the meter body (which may consist of an orifice meter, positive meter, turbine meter, ultrasonic meter, v-cone, or coriolis meter), tube, orifice plate, connected pipe and fittings used in the measurement of Gas flow.

“Primary Term” is defined in Section 2.1.

“Prime Rate” is defined in Section 7.4.

“Priority 1 Service” is the highest level of service for each of gathering, compression, dehydration and treating on a Barnett Gathering System.

“Priority 2 Service” is the level of service for each of gathering, compression, dehydration and treating on a Barnett Gathering System that is secondary only to Priority 1 Service on that Barnett Gathering System.

“Priority 3 Service” is fully interruptible service for each of gathering, compression, dehydration and treating on a Barnett Gathering System, and is subordinate to both Priority 1 Service and Priority 2 Service.

“Producers” is defined in the preamble.

“Producers’ Gas” means all Gas owned or controlled by Producers or their Affiliates and produced from or otherwise attributable to the Barnett Dedicated Properties. As used in this definition and except as otherwise provided in the following sentence, the phrase “controlled by” refers to Gas owned by Persons other than Producers or their Affiliates and produced from Producer Wells in the Barnett AMI during the

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period that one or more of Producers or their Affiliates has the contractual right (pursuant to a marketing, agency, operating, unit or similar agreement) to market such Gas; and if for any reason the contractual right of Producers or their Affiliates to market any such Gas (the “subject Gas”) terminates or expires, then the subject Gas shall cease to constitute Producers’ Gas upon such termination or expiration. The phrase “controlled by” does not refer to, and Producers’ Gas does not include, Gas owned by Persons other than Producers or their Affiliates and produced from Producer Non-Operated Wells, except that if (i) due to a default by the CHK Parties under the CHK Agreement or otherwise Gatherer does not receive and gather Gas of the CHK Parties under the CHK Agreement, (ii) such Gas becomes controlled by Producers under a marketing, agency, operating, unit, or similar arrangement, and (iii) such Gas is received by Gatherer at the Barnett Receipt Points, then such Gas shall be deemed to be Producers’ Gas under this Agreement.

“Producer Non-Operated Well” means any well or wells in which any of the Producers or their Affiliates owns or holds a working interest that is not a Producer Well.

“Producer Well” means any well for which any of the Producers or their Affiliates is Operator.

“Producers’ Wellhead Meters” means the Primary and Secondary Measurement Devices installed on the applicable wells.

“Secondary Measurement Device” means the pressure and temperature transducers, the flow computer, power equipment (or solar panels and batteries), and communication devices used to measure the temperature and pressure on the Primary Measurement Device, calculate gas flow, and to communicate the results to a Field Telemetry network.

“Separate GGA” means a Gas Gathering Agreement substantially in the form of this Agreement and (in connection with a transfer by Producers) approved by Gatherer, acting reasonably, and (in connection with a transfer by Gatherer) approved by Producers, acting reasonably.

“Separate GGA Gatherer Obligations” is defined in Section 9.5(a).

“Separate GGA Producer Obligations” is defined in Section 9.5(c).

“Subject Well” is defined in Section 12.12(b).

“Surface Estate” is defined in Section 12.12(a).

“Surface Estate Owner” is defined in Section 12.12(a).

“System Fuel and Losses” means, with respect to a Barnett Gathering System, the sum of: (i) all Fuel Gas used on the Barnett Gathering System; (ii) all Lost and Unaccounted for Gas on the Barnett Gathering System; (iii) all shrinkage due to Drip Liquids on the Barnett Gathering System; and (iv) all allocations under Third Party Gathering Agreements for Fuel Gas, Lost and Unaccounted For Gas, and shrinkage due to Drip Liquids, in each case, whether estimated or measured.

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“Target IRR” means an unlevered, pre-income tax rate of **%.

“TEPUSA” is defined in the recitals.

“TGPNA” is defined in the recitals.

“Third Party Gathering Agreements” means agreements and contracts between third parties and Gatherer under which Gatherer uses third party pipelines and other facilities to provide gathering services hereunder.

“Total Barnett Annual Minimum Volume” is defined in Schedule 7.

“Year” means, unless the context provides otherwise, the period of time from and after January 1 of a calendar year through December 31 of the same calendar year.

1.2 Other Defined Terms. In addition to the terms defined in Section 1.1, the following terms are used in this Agreement and the attached exhibits and schedules and are defined in the exhibits and schedules of this Agreement as shown below.

Defined Term	Section and Exhibits

Additional Volume	Section 5(b)(6) of Exhibit A
Additional Volume Wells	Section 5(b)(6) of Exhibit A
Applicable Third Party Gas	Section 5(i)(ii) of Exhibit A
Average Barnett Fee	Section 4(b) of Exhibit A
Barnett Central [Party A] Delivery Points	Section 4(b) of Schedule 2
Barnett North	[ ]
Completion Date	Section 6(b)(1) of Exhibit A
Gatherer’s Increased Deliverability	Section 6(f) of Exhibit A
Gatherer’s Receipt Meters	Section 8(a)(1) of Exhibit A
Imbalancing	Section 5(e) of Exhibit A
MVC Additional Volume Wells Amount	Section 5(b)(6) of Exhibit A
Nominate	Section 5(c) of Exhibit A
OBA	Section 5(f)(3) of Exhibit A
Operating Cash Flow	Section 12 of Exhibit A
Pad Notice	Section 6(b)(1) of Exhibit A
[Party A]	Section 4(b) of Schedule 2
[Party A] Agreement	Section 4(b) of Schedule 2
[Party A] Event	Section 4(c) of Schedule 2
Producers’ Barnett Reservations	Section 1(b) of Exhibit A
Producers’ Wellhead Meters	Section 8(a)(3) of Exhibit A
Projected Additional Volume Wells Amount	Section 5(b)(6) of Exhibit A
Redetermination	Section 3(a) of Exhibit A
Reimbursed Connection	Section 6(c)(1)(C) of Exhibit A
Third Party Btu Content	Section 5(i)(ii) of Exhibit A

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1.3 Attachments. Each exhibit, schedule, or other attachment to this Agreement is a part of this Agreement and incorporated herein for all purposes. When the term “Agreement” is used herein, it means this Agreement and all of the exhibits, schedules, and other attachments hereto. A list of the exhibits, schedules, and other attachments to this Agreement is attached behind the signature page.

Article 2

Term

2.1 Term. Unless terminated sooner as provided below, the term of this Agreement shall commence on the Effective Date and continue in effect through September 30, 2029 (the “Primary Term”) and shall continue for successive 12-month periods thereafter, unless terminated by either Party upon Notice to the other Party no less than 6 months prior to the end of the Primary Term or any 12-month period thereafter, as applicable.

2.2 Termination. This Agreement may be terminated as follows:

(i) by Gatherer if (A) Producers fail to perform any of their material obligations under this Agreement and (B) such failure is not (x) excused by a Force Majeure Event under Article 8 or (y) cured by Producers within 60 Days after Notice thereof by Gatherer to Producers, or if such failure can not be cured within such 60-Day period, Producers have not commenced remedial action to cure such failure (and continued to diligently and timely pursue the completion of such remedial action); or

(ii) by Producers if (A) Gatherer fails to perform any of its material obligations under this Agreement and (B) such failure is not (x) excused by a Force Majeure Event under Article 8 or (y) cured by Gatherer within 60 Days after Notice thereof by Producers to Gatherer, or if such failure can not be cured within such 60-Day period, Gatherer has not commenced remedial action to cure such failure (and continued to diligently and timely pursue the completion of such remedial action); provided that if such failure by Gatherer relates to only one or more of the facilities or gathering systems included in the Barnett Gathering System (and not the entire Barnett Gathering Systems), Producers may terminate this Agreement only to the extent it relates to such facilities or gathering systems; Producers’ obligations in respect of the Barnett Annual Minimum Volume will be reduced accordingly; and any appropriate changes to the redetermination of the Barnett Fees pursuant to the CHK Agreement and the Additional Agreement shall be made to reflect such system or facilities ceasing to be covered by this Agreement; or

(iii) by Gatherer if Producers fail to pay any undisputed amount when due under this Agreement if such failure is not remedied within 15 Business Days after Notice of such failure is given by Gatherer to Producers; or

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(iv) by Gatherer by Notice to Producers if Producers’ Parent takes or suffers any of the actions set forth in Section 2.2(v) below as applied to Producers’ Parent; or

(v) by Gatherer by Notice to Producers if a Producer (1) makes an assignment or any general arrangement for the benefit of creditors, (2) files a petition or otherwise commences, authorizes, or acquiesces in the commencement of a proceeding or cause under any bankruptcy or similar law for the protection of creditors or have such petition filed or proceeding commenced against them, or (3) otherwise becomes bankrupt or insolvent (however evidenced).

2.3 Damages for Early Termination. If a Party terminates this Agreement under Section 2.2 above, then such Party may pursue any and all remedies at law or in equity for its Claims resulting from such termination subject to Section 6.3.

2.4 Acknowledgement.

(i) Notwithstanding anything to the contrary expressed or implied, the deemed consent of Producers described in the following clause (ii) shall be limited to the ownership interests of Producers and their Affiliates in the Attached Facilities and such consent shall not apply to or bind the ownership interest of any other Person (or such other Person) in the Attached Facilities.

(ii) If this Agreement is terminated by Gatherer under Section 2.2 or Gatherer disconnects a Barnett Receipt Point from a Barnett Gathering System in accordance with the terms of this Agreement, Producers’ execution of this Agreement shall be deemed a consent by Producers to the disconnection by Gatherer under Section 3.73 of the Texas Administration Code of the applicable Barnett Gathering System from any facilities in which one or more Producers or their Affiliates holds an ownership interest therein (in the case of the termination of this Agreement) or of any facilities at a Barnett Receipt Point in which one or more Producers or their Affiliates holds an ownership interest therein (in the case of the disconnection of a Barnett Receipt Point), as applicable (the “Attached Facilities), if and to the extent such rule is ever interpreted to govern transactions of the type evidenced hereby, and to the disconnection of any other Attached Facilities under any corresponding or similar Applicable Law of any state in which a Barnett Gathering System is located.

Article 3

Services Provided by Gatherer

Producers agree to deliver, and Gatherer agrees to connect, receive, gather, compress, dehydrate, treat, and process, as applicable, and redeliver, Producers’ Gas and MV Mitigation Gas, on the Barnett Gathering Systems, for the Barnett Fees and on and subject to the terms and conditions provided in this Agreement.

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Article 4

Fees

4.1 Fees. As consideration for Gatherer providing the services contemplated in Article 3, Producers shall pay Gatherer the Barnett Fees each Month for the volumes of Producers’ Gas and MV Mitigation Gas delivered to the Barnett Receipt Points in each such Month.

4.2 Escalation of Fees. Each of the Barnett Fees shall be escalated effective as of January 1 of each Year as stipulated in Schedule 2.

4.3 Payment. Payment of the Barnett Fees shall be made in accordance with the procedures set forth in Article 7.

Article 5

Taxes and Warranties Regarding Title and Producers’ Gas

5.1 Taxes. Producers shall pay or cause to be paid, and agree to indemnify and hold harmless Gatherer and its Affiliates from and against the payment of, all excise, gross production, severance, sales, occupation, and all other taxes, charges, or impositions of every kind and character required by statute or by any Governmental Authority with respect to Producers’ Gas and MV Mitigation Gas and the handling thereof prior to receipt thereof by Gatherer at the Barnett Receipt Points. Subject to Section 10.2, Gatherer shall pay or cause to be paid all taxes and assessments, if any, imposed upon Gatherer for the activity of gathering of Producers’ Gas and MV Mitigation Gas after receipt at the Barnett Receipt Points and prior to redelivery thereof by Gatherer at the Barnett Delivery Points.

5.2 Warranties.

(a) Title. Producers warrant to Gatherer (i) with respect to Producers’ Gas and MV Mitigation Gas owned by Producers, that Producers have good title to Producers’ Gas and MV Mitigation Gas delivered to the Barnett Receipt Points and the full right, power and authority to cause such Producers’ Gas and MV Mitigation Gas to be delivered to the Barnett Receipt Points and gathered, treated, dehydrated and otherwise handled by Gatherer as provided in this Agreement, and to direct Gatherer to deliver such Producers’ Gas and MV Mitigation Gas to the Barnett Delivery Points as provided in this Agreement, and (ii) with respect to Producers’ Gas and MV Mitigation Gas controlled by Producers, that it has the full right, power, and authority to cause such Producers’ Gas and MV Mitigation Gas to be delivered to the Barnett Receipt Points and gathered, treated, dehydrated, and otherwise handled by Gatherer as provided in this Agreement and to direct Gatherer to deliver such Producers’ Gas and MV Mitigation Gas to the Barnett Delivery Points as provided in this Agreement. Producers shall indemnify, defend, and hold harmless Gatherer from and against all Claims (i) asserted by owners of royalty, overriding royalty, or working interests or any other purported owners of interests or rights in Producers’ Gas and MV Mitigation Gas or (ii) asserted by Persons from whom Producers purchased or otherwise acquired Producers’ Gas and MV Mitigation Gas prior to the Barnett Receipt Points, including co-working interest owners and overriding royalty owners whose Gas is delivered by Producers to Gatherer hereunder.

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(b) Intrastate Gas Only. Producers warrant to Gatherer that (i) the delivery of Producers’ Gas and MV Mitigation Gas at one or more Barnett Receipt Points hereunder will not subject any of the Barnett Gathering Systems or any portion thereof to regulation by FERC as (x) a natural gas company under the Natural Gas Act or (y) a Section 311 transporter under the Natural Gas Policy Act of 1978 and (ii) with the possible exception of Gas purchased solely for gas lift purposes, none of Producers’ Gas and MV Mitigation Gas delivered at one or more Barnett Receipt Points is Gas that has been transported by a natural gas company, as defined in the Natural Gas Act, or by a Section 311 transporter under the Natural Gas Policy Act of 1978, at any point prior to such delivery.

(c) Indemnity. Producers agree to indemnify and hold harmless Gatherer and its Affiliates from and against any breach of Producers’ warranties in this Section 5.2.

5.3 Other Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE 5 AND THE OTHER PROVISIONS OF THIS AGREEMENT AND THE EXHIBITS, SCHEDULES, AND OTHER ATTACHMENTS, NEITHER PARTY MAKES ANY OTHER WARRANTIES, EXPRESSED OR IMPLIED, AND SPECIFICALLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE GAS DELIVERED AND REDELIVERED HEREUNDER.

Article 6

Control, Possession, and Waiver

6.1 Control and Possession. As between the Parties, Producers shall be deemed to be in exclusive control and possession of Producers’ Gas and MV Mitigation Gas delivered hereunder and responsible for any damage or injury caused thereby prior to the time Producers’ Gas and MV Mitigation Gas shall have been delivered to Gatherer at the Barnett Receipt Points and at and after Producers’ Gas and MV Mitigation Gas is redelivered to or on behalf of Producers at the Barnett Delivery Points. At and after delivery of Producers’ Gas and MV Mitigation Gas to Gatherer at the Barnett Receipt Points, Gatherer shall be deemed to be in exclusive control and possession thereof and responsible for any injury or damage caused thereby until redelivered to or on behalf of Producers at the Barnett Delivery Points.

6.2 Indemnity. Producers agree to indemnify, defend, and hold harmless Gatherer and its Affiliates from any and all Claims arising from or out of (i) bodily injury or property damage attributable to Producers’ Gas or MV Mitigation Gas when Producers shall be deemed to be in control and possession of Producers’ Gas or MV Mitigation Gas as provided in Section 6.1 and (ii) the delivery by Producers of Producers’ Gas or MV Mitigation Gas that does not meet the quality specifications in this Agreement. Except to the extent a Claim (or Claims) is covered by the indemnity in the preceding sentence, Gatherer agrees to indemnify, defend, and hold harmless Producers and their Affiliates from all Claims arising from or out of bodily injury or property damage attributable to Producers’ Gas and MV Mitigation Gas when Gatherer shall be deemed to be in control and possession of Producers’ Gas and MV Mitigation Gas as provided in Section 6.1. In addition, Gatherer agrees to indemnify, defend, and hold harmless Producers and their Affiliates from all Claims asserted by Surface Estate Owners arising out of Gatherer’s use of the easements and rights of way that are assigned to Gatherer from time to time pursuant to Section 12.12. THE INDEMNITIES SET FORTH IN THIS SECTION 6.2 ARE TO BE

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CONSTRUED WITHOUT REGARD TO THE CAUSES THEREOF, INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OF ANY INDEMNIFIED PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE, OR THE STRICT LIABILITY OF ANY INDEMNIFIED PARTY OR OTHER PERSON.

6.3 Waiver of Damages. A PARTY’S LIABILITY UNDER THIS AGREEMENT SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, OR INDIRECT DAMAGES, LOST PROFITS, OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT, OR CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE, ALL OF THE SAME BEING HEREBY EXPRESSLY WAIVED AND NEGATED. IT IS THE INTENT OF THE PARTIES THAT THE LIMITATIONS HEREIN IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE STRICT LIABILITY OR NEGLIGENCE OF ANY PARTY, WHETHER SUCH STRICT LIABILITY OR NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. TO THE EXTENT ANY DAMAGES REQUIRED TO BE PAID HEREUNDER ARE LIQUIDATED, THE PARTIES ACKNOWLEDGE THAT THE DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE, OR OTHERWISE OBTAINING AN ADEQUATE REMEDY IS INCONVENIENT, AND THE DAMAGES CALCULATED HEREUNDER CONSTITUTE A REASONABLE APPROXIMATION OF THE HARM OR LOSS. The waiver in this Section 6.3 shall not limit or otherwise affect Producers’ and Gatherer’s rights and obligations under Section 10.2.

Article 7

Billing and Payments

7.1 Billing. As soon as practicable each Month, Gatherer shall invoice Producers in electronic format for services provided hereunder in the preceding Month and provide a statement setting forth (i) the volumes and quantities (expressed in Mcf’s and MMBtu’s) of Producers’ Gas and MV Mitigation Gas received at each Barnett Receipt Point and redelivered to each Barnett Delivery Point and the volumes and quantities of System Fuel and Losses, if measured or ascertainable by Gatherer, (ii) the Barnett Fees for such Producers’ Gas and MV Mitigation Gas, (iii) any adjustments for prior periods, and (iv) all amounts due by Producers hereunder. If actual measurements of volumes of Producers’ Gas or MV Mitigation Gas are not available by the 15th Day of the Month following the Month of receipt by Gatherer, then, on or after such 15th Day (or if such Day is not a Business Day, on or after the next Business Day), Gatherer may prepare and submit its invoice based on Gatherer’s good faith estimate of the volumes of Producers’ Gas and MV Mitigation Gas received in such Month. If Gatherer submits an invoice based on estimated volumes, Gatherer shall prepare and submit to Producers an invoice based on actual measurements on or before the close of business, CPT, of the 45th Day (or if such 45th Day is not a Business Day, on the following Business Day) after the applicable Month of delivery of Producers’ Gas or MV Mitigation Gas. Gatherer’s invoices shall include information reasonably sufficient to explain and support any estimates and charges reflected therein, the reconciliation of any estimates made in a prior Month to any actual measurements,

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and any adjustments to prior period volumes and quantities. Gatherer will use its commercially reasonable efforts to take such actions as may be appropriate to permit Gatherer by June 30, 2011 to submit invoices for actual volumes of Producers’ Gas and MV Mitigation Gas received, gathered, and handled hereunder not later than the close of business, CPT, on the 15th day of the Month following the Month of delivery of Producers’ Gas or MV Mitigation Gas.

7.2 Payment. Producers shall remit to Gatherer the amount due under Section 7.1, by wire transfer by the 25th Day of each Month or 10 Days from the date of receipt of Gatherer’s electronic invoice, whichever is later. If such due date is not a Business Day, payment is due on the next Business Day following such date.

7.3 Dispute. If Producers, in good faith, dispute the amount of any invoice of Gatherer that is based on actual measurements (not estimated volumes) or any part thereof, Producers will pay Gatherer such amount, if any, that is not in dispute and shall provide Gatherer Notice, no later than within 30 Days after the date that payment of such invoice would be due under Section 7.2, of the disputed amount accompanied by supporting documentation acceptable in industry practice to support the disputed amount. If the Parties are unable to resolve such dispute, either Party may pursue any remedy available at law or in equity to enforce its rights under this Agreement. If Notice of a disputed invoice is not furnished to Gatherer by the date above, Producers shall be deemed to have waived the right to dispute such invoice, subject to Producers’ rights under Section 7.5 below.

7.4 Late Payments. If Producers fail to pay the amount of any invoice rendered by Gatherer hereunder when such amount is due, interest thereon shall accrue from, but excluding, the due date to and including the date payment thereof is actually made at the lesser of the Prime Rate plus **%, computed on an annualized basis and compounded Monthly, or the maximum rate of interest permitted by Applicable Law, not to exceed the maximum legal rate. “Prime Rate” means the prime rate on corporate loans at large U.S. money center commercial banks as set forth in The Wall Street Journal “Money Rates” table under the Heading “Prime Rate,” or any successor thereto, on the first date of publication for the Month in which payment is due. Gatherer shall render a late payment charge invoice and Producers shall make payment upon receipt of such invoice.

7.5 Audit. Each Party or its designated representatives shall have the right, at its own expense, upon reasonable Notice and at reasonable times, to examine and audit and to obtain copies of the relevant portion of the books, records (including electronic measurement data, meter charts or records and other similar information supporting relevant calculations), and telephone recordings of the other Party and its Affiliates to the extent reasonably necessary to verify the accuracy of any statement, charge, payment, or computation made under this Agreement. This right to examine, audit, and to obtain copies shall not be available with respect to information not directly relevant to transactions under this Agreement. All invoices and billings, adjusted as contemplated in accordance with the second sentence of Section 7.1, shall be conclusively presumed final and accurate and all associated claims for underpayments or overpayments shall be deemed waived unless such invoices or billings are objected to in writing, with adequate explanation and/or documentation, within two Years after the Month of Gas delivery. Any retroactive adjustment made in response to information furnished under an audit under this Section 7.5 shall be paid in full by the Party owing payment within 30 Days of Notice and substantiation of such inaccuracy.

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7.6 Minor Adjustments. No adjustments, retroactive or prospective, shall be made to volumes for prior periods, whether the result of volume allocation errors or any other reason other than meter calibration error, that involve changes that would be less than 100 Mcf’s per Month.

7.7 Financial Responsibility. If (i) Producers fail to pay according to the provisions hereof and such failure continues for a period of 5 Business Days after Notice of such failure is provided to Producers or (ii) Gatherer has reasonable grounds for insecurity regarding the performance by Producers of any obligation under this Agreement, then Gatherer, by Notice to Producers, may, singularly or in combination with any other rights it may have, demand Adequate Assurance of Performance by Producers. “Adequate Assurance of Performance” means, at the option of Producers, (x) advance payment in cash by Producers to Gatherer for services to be provided under this Agreement in the following Month, (y) delivery to Gatherer by Producers of an Acceptable Letter of Credit in an amount equal to not less than the aggregate proceeds due from Producers under Section 7.2 for the prior 2 Month period, or (z) delivery to Gatherer by Producers of an Acceptable Third Party Guaranty. If Gatherer reasonably believes Producers will not deliver the Barnett Annual Minimum Volume for the Barnett Gathering Systems in such Year, Gatherer may require that any advance payment in cash by Producers to Gatherer be in an amount up to the aggregate proceeds due from Producers under Section 7.2 for the prior 2 Month period and that any Acceptable Letter of Credit be in an amount up to the aggregate proceeds paid by Producers under Section 7.2 for the prior 3 Month period. If Producers fail to provide Adequate Assurance of Performance to Gatherer within 48 hours of Gatherer’s Notice or if Producers or Producers’ Parent suffer any of the actions set forth in Section 2.2(v), then Gatherer shall have the right to suspend or reduce all services under this Agreement without prior Notice and without limiting any other rights or remedies available to it under this Agreement or otherwise. If Gatherer exercises the right to suspend or reduce services under this Section 7.7, then Producers shall not be entitled to take, or cause to be taken, any action hereunder or otherwise against Gatherer for such suspension or reduction. Failure of Gatherer to exercise its right to suspend or reduce service as provided in this Section 7.7 shall not constitute a waiver by Gatherer of any rights or remedies Gatherer may have under this Agreement, Applicable Law, or otherwise.

Article 8

Force Majeure

8.1 Non-Performance. If a Party is rendered unable, wholly or in part, by reason of a Force Majeure Event to perform its obligations under this Agreement, other than Producers’ obligations to make payments when due hereunder, then such Party’s obligations shall be suspended to the extent affected by the Force Majeure Event.

8.2 Definition. “Force Majeure Event” means any cause or event not reasonably within the control of the Party whose performance is sought to be excused thereby including the following causes and events (to the extent such causes and events are not reasonably within the control of the Party claiming suspension): acts of God, strikes, lockouts, or other industrial

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disputes or disturbances, acts of the public enemy, wars, blockades, insurrections, civil disturbances and riots, epidemics, landslides, lightning, earthquakes, fires, tornadoes, hurricanes, storms, floods, washouts and warnings for any of the foregoing which may necessitate the precautionary shut-down of wells, plants, pipelines, gathering systems, or other related facilities; arrests, orders, requests, directives, restraints and requirements of governments and government agencies and people, either federal or state, civil and military; any application of government conservation or curtailment rules and regulations; explosions, sabotage, breakage or accidents to equipment, machinery, gathering systems, plants, facilities or lines of pipe; outages (shutdown) for the making of repairs, alterations, relocations or inspections to lines of pipe, gathering systems, plants or equipment; inability to secure labor or materials, freezing of wells or lines of pipe, partial or entire failure of wells or lines of pipe, partial or entire failure of gas supply, electric power shortages, necessity for compliance with any court order, or any law, statute, ordinance, regulation or order promulgated by a Governmental Authority having or asserting jurisdiction, inclement weather that necessitates extraordinary measures and expense to construct facilities or maintain operations, or any other causes, whether of the kind enumerated herein or otherwise, not reasonably within the control of the Party claiming suspension. Such term shall likewise include, in those instances where either Party is required to obtain servitudes, rights-of-way, grants, permits, or licenses to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, rights-of-way, grants, permits or licenses, and in those instances where either Party hereto is required to furnish materials and supplies for the purpose of constructing or maintaining facilities or is required to secure permits or permissions from any Governmental Authority to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials, supplies, permits, and permissions. “Force Majeure Event” also includes any event of force majeure or other interruption occurring with respect to the facilities or services of either Party’s Affiliates or third party service providers providing a service or providing any equipment, goods, supplies, or other services or items necessary to the performance of such Party’s obligations hereunder, including the occurrence of an event of force majeure event under a Third Party Gathering Agreement.

8.3 Excluded Events. “Force Majeure Event” specifically excludes the following occurrences or events: the loss, interruption, or curtailment of interruptible transportation on any Barnett Receiving Transporter necessary to take delivery of Producers’ Gas and MV Mitigation Gas at any Barnett Delivery Point, unless and only to the extent the same event also curtails firm transportation at the same Barnett Delivery Point; increases or decreases in Gas supply, allocation or reallocation of production by well operators; loss of markets; loss of supply; and failure of specific, individual wells or appurtenant facilities in the absence of a Force Majeure Event broadly affecting other wells in the same geographic area. Price changes due to market conditions with respect to the purchase or sale of Gas gathered hereunder or economics associated with the delivery, connection, receipt, gathering, compression, dehydration, treatment, processing or redelivery of Gas quantities hereunder shall not constitute Force Majeure Events. In addition, the non-availability or lack of funds or failure to pay money when due shall not constitute Force Majeure Events.

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8.4 Strikes. The settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and any obligation hereunder to remedy a Force Majeure Event shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing Party when such course is inadvisable in the sole discretion of the Party having the difficulty.

8.5 Notice. The Party whose performance is affected by a Force Majeure Event must provide Notice to the other Party. Initial Notice may be given orally, but written Notice with reasonably full particulars of the Force Majeure Event is required as soon as reasonably possible after the occurrence of the Force Majeure Event. The Party affected by a Force Majeure Event shall use reasonable commercial efforts to (i) remedy and (ii) mitigate the effects of the Force Majeure Event.

8.6 Force Majeure Credit. If, during the Minimum Volume Period, Producers are unable to deliver volumes of Producers’ Gas and MV Mitigation Gas to a Barnett Gathering System due to a Force Majeure Event affecting Gatherer, then the volume (expressed in Mcf’s) of Producers’ Gas and MV Mitigation Gas (the “Force Majeure Volumes”) that Producers were prevented from delivering to the affected Barnett Gathering System due to such Force Majeure Event affecting Gatherer shall be included in the determination of the Adjusted Barnett Annual Minimum Volume as provided in Section 4(d) of Exhibit A for the same Year in which such Force Majeure Event occurs. The term “Force Majeure Volumes” does not, however, include any volumes of Producers’ Gas attributable to, or that could be delivered from, Barnett Delayed Connections (including any connection with respect to which Gatherer has furnished to Producers a Pad Notice in accordance with Section 6(b)(1) of Exhibit A), which are addressed in Section 6 of Exhibit A.

8.7 Maintenance and Other Operations. Gatherer may suspend its performance hereunder to the extent required to make necessary or reasonably desirable inspections, alterations, or repairs (not required as the result of the occurrence of a Force Majeure Event) to any part of a Barnett Gathering System and to make any required relocations or modifications of pipelines and other equipment and facilities comprising part of a Barnett Gathering System. Gatherer shall give Producers reasonable Notice of its intention to suspend its performance hereunder, except in cases of emergency where such Notice is impracticable or in cases where the operations of Producers will not be affected. If, during the Minimum Volume Period, Gatherer suspends such performance with respect to any segment in excess of ** total Days in any Month (such excess Days, the “Excess Suspension Days”), then the volume (expressed in Mcf’s) of Producers’ Gas and MV Mitigation Gas (the “Maintenance Suspension Volumes”) that corresponds to the product of (i) the Excess Suspension Days multiplied by (ii) the average daily deliveries of Producers’ Gas and MV Mitigation Gas on the affected Barnett Gathering System for the 30-Day period immediately prior to the first Day in the Month in which suspension occurred (excluding any Day during such 30-Day period when no Producers’ Gas and MV Mitigation Gas is delivered to such Barnett Gathering System or the delivery of Producers’ Gas or MV Mitigation Gas to such Barnett Gathering System is affected by any maintenance downtime) but less the volumes of Producers’ Gas and MV Mitigation Gas actually received on the affected Barnett Gathering System on the Excess Suspension Day shall be included in the determination of the Adjusted Barnett Annual Minimum Volume as provided in Section 4(d) of Exhibit A for the same Year in which such suspension occurs.

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Article 9

Assignment

9.1 General.

(a) Restriction on Assignment. Except as provided in this Article 9, neither Party shall assign any of its rights, or delegate any of its obligations, under this Agreement (including by operation of law) without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed. For purposes of this Section 9.1, a Change of Control with respect to a Producer shall be considered an assignment of this Agreement by such Producer.

(b) Permitted Assignments. No assignment of this Agreement shall be made by Producers, except (i) to a Person that is acquiring an interest in or all or part of the Dedicated Properties contemporaneous with such assignment and (ii) with the prior written consent of Gatherer. No assignment of this Agreement shall be made by Gatherer, except (A) to a Person that is acquiring an interest in or all or a part of a Barnett Gathering System contemporaneous with such assignment and (B) with the prior written consent of Producers. Notwithstanding the foregoing, each Party may assign its rights under this Agreement to an Affiliate of such Party without the consent of the other Party and each Party may pledge this Agreement (or pledge any of its rights under this Agreement including the right to receive payments due hereunder) to secure any credit facility or indebtedness of such Party or its Affiliates without the consent of the other Party and may assign any of its rights, or delegate any of its obligations, under this Agreement to one or more of its Affiliates without the consent of the other Party; provided, no such assignment or pledge shall relieve the assignor Party from any of its obligations hereunder.

(c) Partial Assignments in Minimum Volume Period. If in connection with any permitted assignment under Section 9.1(b) that would occur during the Minimum Volume Period less than all of the Gatherer’s rights and obligations under this Agreement are proposed to be assigned, or less than all of Producers’ rights and obligations under this Agreement are proposed to be assigned, as applicable, then the Party whose consent is required shall have the right to consider and approve (in addition to other relevant matters) the manner in which redetermination of Barnett Fees, well connect obligations, natural gas minimum volume throughput commitment, maximum daily natural gas quantity limitations and similar matters are proposed to be retained by the assignor Party, to be assumed by the proposed assignee, or to be otherwise allocated among the assignor Party and the assignee.

(d) Assumed Obligations. Any permitted assignee of either Party’s rights and obligations under this Agreement shall assume and be responsible for the payment and performance of the assignor Party’s rights and obligations under this Agreement that are required to be paid or performed after the effective date of such assignment (the “Assumed Obligations”), the assignor Party shall remain liable for the obligations required to be paid and performed under this Agreement prior to the effective date of such assignment, the assignor Party shall be liable for the Assumed Obligations unless the assignor Party is released from such Assumed Obligations under Section 9.5, and the assignor Party and the permitted assignee shall be co-obligors as to the Assumed Obligations unless the assignor Party is released from such Assumed Obligations under Section 9.5.

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9.2 Sale of Barnett Gathering System.

(a) Transfer by Gatherer. If Gatherer sells, transfers, or otherwise disposes of an interest in all or any part of a Barnett Gathering System and no assignment of rights and obligations under this Agreement occurs under Section 9.1, Gatherer shall cause the acquiring Person to either (i) enter into an agreement with Producers, substantially in the form attached as Exhibit E (a “Gathering System Owner Acknowledgement Agreement”) whereby such Person acknowledges Producers’ rights to have Producers’ Gas connected to, received by, gathered, compressed, dehydrated, treated and processed, as applicable, and redelivered to Producers on and over the Barnett Gathering System in accordance with the terms of this Agreement or (ii) enter into a Separate GGA with Producers with respect to the part of the Barnett Gathering System acquired by such Person. Neither the entry into a Barnett Gathering System Owner Acknowledgment Agreement or a Separate GGA shall constitute an assignment for purposes of Section 9.1.

(b) Continued Performance by Gatherer. With respect to each Barnett Gathering System Owner Acknowledgement Agreement, Gatherer shall continue to be obligated to perform its obligations under this Agreement as if the sale, transfer, or other disposition of the interest in or part of the Barnett Gathering System acquired by the Person who is a party to such Barnett Gathering System Owner Acknowledgement Agreement had not occurred.

(c) Separate GGA. With respect to each Separate GGA referenced in this Section 9.2, unless released under Section 9.5(a), (i) Gatherer shall continue to be obligated to perform and pay its obligations under this Agreement as if the sale, transfer, or other disposition of the interest in or part of the Barnett Gathering System acquired by the Person who is a party to such Separate GGA had not occurred and (ii) the performance or payment of any such obligations by the Person who is a party to such Separate GGA (or its permitted successors and assigns under the terms of such Separate GGA) shall be accepted by Producers and be considered as performed or paid by Gatherer.

9.3 Sale of Dedicated Properties.

(a) Transfer by Producers. If Producers or their Affiliates sell, transfer, or otherwise dispose of any of the Barnett Dedicated Properties (or any interest therein), including the sale or transfer of a production payment, overriding royalty interest, net profits interest, or other similar interest, and no assignment of rights and obligations under this Agreement occurs under Section 9.1, Producers shall cause, or shall cause their Affiliates to cause, the acquiring Person to either (i) enter into an agreement with Gatherer, substantially in the form attached as Exhibit F (a “Dedicated Properties Owner Acknowledgement Agreement”) whereby such Person acknowledges the dedication to the Barnett Gathering System of Producers’ Gas from the Barnett Dedicated Properties (or interest therein) acquired by such Person or (ii) enter into a Separate GGA with Gatherer with respect to the Barnett Dedicated Properties (or interest therein) acquired by such Person. Neither the entry into a Dedicated Properties Owner Acknowledgment Agreement or a Separate GGA shall constitute an assignment for purposes of Section 9.1.

(b) Continued Performance by Producers. With respect to each Dedicated Properties Owner Acknowledgement Agreement, Producers shall continue to be obligated to perform and

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pay their obligations under this Agreement as if the sale, transfer or other disposition of the Barnett Dedicated Properties (or any interest therein) acquired by the Person who is a party to such Dedicated Properties Owner Acknowledgement Agreement had not occurred.

(c) Separate GGA. With respect to each Separate GGA referenced in this Section 9.3, unless released under Section 9.5(b), (i) Producers shall continue to be obligated to perform and pay their obligations under this Agreement as if the sale, transfer or other disposition of the Barnett Dedicated Properties (or interest therein) acquired by the Person who is a party to such Separate GGA had not occurred and (ii) the performance or payment of any such obligations by the Person who is a party to such Separate GGA (or its permitted successors and assigns under the terms of such Separate GGA) shall be accepted by Gatherer and be considered as performed or paid by Producers.

9.4 Separate Gas Gathering Agreement.

(a) Completion. As to each Separate GGA relating to any Barnett Gathering System to be entered into in the Minimum Volume Period, the Separate GGA will need to be completed by the insertion of the relevant information in any blanks contained in such Separate GGA. Volumes of Gas received in the Barnett Gathering Systems under a Separate GGA shall be applied to the Adjusted Barnett Annual Minimum Volume to the extent that (i) such volumes would have constituted Producers’ Gas or MV Mitigation Gas if the Barnett Dedicated Properties covered by such Separate GGA had continued to be owned by Producers or their Affiliates and (ii) the Adjusted Barnett Annual Minimum Volume has not otherwise been reduced to reflect volumes delivered under such Separate GGA.

(b) Producers Terms. If the Separate GGA is being entered into in connection with a sale, transfer or other disposition by Gatherer of part of the Barnett Gathering System, then Producers shall have the right to approve the information to be inserted in any of the blanks contained in such form, such approval not to be unreasonably withheld or delayed.

(c) Gatherer Terms. If the Separate GGA is being entered into in connection with the sale, transfer or other disposition by Producers of an interest in or part of the Barnett Dedicated Properties, then Gatherer shall have the right to approve the information to be inserted in any of the blanks contained in such form, such approval not to be unreasonably withheld or delayed.

9.5 Release.

(a) Release of Gatherer. If the assignee under an assignment consented to by Producers under Section 9.1 or the acquiring Person under a Separate GGA entered into under Section 9.2(a) has (or the guarantor of its obligations under a guaranty provided pursuant to the following sentence has) a long-term, senior unsecured credit rating equal to or greater than the Applicable Rating, then Gatherer shall be released from the Assumed Obligations applicable to such assignment or the obligations of such acquiring Person under such Separate GGA, as applicable (the “Separate GGA Gatherer Obligations”). If at the time of the assignment or the entry into the Separate GGA, as applicable, such assignee or acquiring Person does not have a long-term, senior unsecured credit rating equal to or greater than the Applicable Rating, then such assignee or acquiring Person, as applicable, may provide to Producers a guaranty of such

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assignee’s/acquiring Person’s Assumed Obligations or the Separate GGA Gatherer Obligations, as applicable, from a Person with (at time of such assignment or entry into such Separate GGA) a long-term, senior unsecured credit rating equal to or greater than the Applicable Rating, which guaranty shall be in a form reasonably acceptable to Producers.

(b) Requested Gatherer Release. If in connection with any assignment or Separate GGA under Section 9.5(a) the acquiring Person does not have (and is unable to provide a guarantor with) a credit rating equal to or greater than the Applicable Rating and thus is not entitled to a release under such Section 9.5(a)(i), Gatherer may nevertheless request that Gatherer be released from the Assumed Obligations or Separate GGA Gatherer Obligations, as applicable, and in connection with each such request the financial ability of the acquiring Person (and any guarantor provided by such acquiring Person) and credit support provided by such acquiring Person or any guarantor to satisfy the Assumed Obligations or Separate GGA Gathering Obligations shall be taken into consideration and Producers shall not unreasonably withhold or delay the approval of such request.

(c) Release of Producers. If the assignee under an assignment consented to by Gatherer under Section 9.1 or the acquiring Person under a Separate GGA entered into under Section 9.3(a) has (or the guarantor of its obligations under a guaranty provided pursuant to the following sentence has) a long-term, senior unsecured credit rating equal to or greater than the Applicable Rating, then Producers shall be released from the Assumed Obligations applicable to such assignment or the obligations of such acquiring Person under such Separate GGA, as applicable (the “Separate GGA Producer Obligations”). If at the time of the assignment or the entry into the Separate GGA, as applicable, such assignee or acquiring Person does not have a long-term, senior unsecured credit rating equal to or greater than the Applicable Rating, then such assignee or acquiring Person, as applicable, may provide to Gatherer a guaranty of such assignee’s/acquiring Person’s Assumed Obligations or Separate GGA Producer Obligations under such Separate GGA, as applicable, from a Person with (at time of such assignment or entry into such Separate GGA) a long-term, senior unsecured credit rating equal to or greater than the Applicable Rating, which guaranty shall be in a form reasonably acceptable to Gatherer.

(d) Requested Producers Release. If in connection with any assignment or Separate GGA referenced in Section 9.5(c) the acquiring Person does not have (and is unable to provide a guarantor with) a credit rating equal to or greater than the Applicable Rating and thus is not entitled to a release under such Section 9.5(c), Producers may nevertheless request that Producers be released from the Assumed Obligations or Separate GGA Producer Obligations, as applicable, and in connection with each such request the financial ability of the acquiring Person (and any guarantor provided by such acquiring Person) and credit support provided by such acquiring Person or any guarantor to satisfy the Assumed Obligations or Separate GGA Producer Obligations shall be taken into consideration and Gatherer shall not unreasonably withhold or delay the approval of such request.

9.6 Inurement. Subject to this Article 9, this Agreement binds and inures to the benefit of the Parties and their respective successors and assigns.

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Article 10

Jurisdiction and Additional Charges

10.1 Regulatory Bodies. This Agreement is subject to, and each Party will comply with, all Applicable Laws of any Governmental Authority now or hereafter having jurisdiction over either or both Parties or their facilities.

10.2 Additional Fees and Changes in Laws. Producers shall reimburse Gatherer for Producers’ allocable share of (a) any additional, increased, or subsequently applicable taxes (other than income taxes and any real or personal property or other ad valorem tax imposed on any Barnett Gathering System) implemented or imposed after September 30, 2009 that are lawfully levied on or paid by Gatherer with respect to its performance under this Agreement or on any part of a Barnett Gathering System and (b) any new or subsequently applicable assessments, fees or other charges implemented or imposed on Gatherer with respect to the services provided hereunder, including any such assessments, fees or other charges arising from any carbon tax or cap and trade law, rule or regulation adopted after September 30, 2009. Producers’ allocable share of any such amounts shall be based on the ratio that Producers’ Gas and MV Mitigation Gas (each expressed in Mcf’s) received at the Barnett Receipt Points in the State or States in which such amounts are imposed bears to the total volume of Gas (expressed in Mcf’s) received at such Barnett Receipt Points, in each case during the applicable period for which such taxes, assessments, fees or other charges are incurred or imposed, as the case, may be. To the extent that any of Gatherer’s activities pursuant to this Agreement produce or result in the generation of or otherwise qualify for any emission reduction credits or emission offset credits or bonus emission allowances (collectively, “Greenhouse Gas Credits”) and Producers have paid for an allocable share of the costs of such activities pursuant to this Section 10.2, then Producers shall be entitled to receive, and Gatherers shall obtain and convey to Producers, their allocable share of any such Greenhouse Gas Credits. If any Governmental Authority takes any action (including issuance of any “policy statement,” rule, or regulation) whereby the receipt, gathering, treating, or delivery of Producers’ Gas and MV Mitigation Gas as contemplated under this Agreement shall be prohibited or subject to terms, conditions or regulations, including rate or price controls or ceilings or open access requirements not in effect on September 30, 2009 and which, in the reasonable judgment of Gatherer, materially adversely affect the economics of the services provided, and Barnett Fees received, under this Agreement, then, upon Notice by Gatherer to Producers, the Parties shall as promptly as practicable meet to negotiate in good faith such changes to the terms of this Agreement as may be necessary or appropriate to preserve and continue for the Parties the rights and benefits originally contemplated by the parties to the CHK Agreement (in the form originally executed by such parties on and as of September 30, 2009, without regard to any amendments thereto), including the returns expected by Gatherer, with such amendment to this Agreement to be effective no later than the effective date of such new or amended Applicable Law.

Article 11

Notices

11.1 Agency. For all purposes of this Agreement, TEPUSA irrevocably appoints TGPNA as its agent to receive and make all notices, invoices, payments and other communications under this Agreement from or applicable to Producers and to make, withhold, grant and take all approvals, consents, decisions, and actions required or permitted of Producers under or in connection with this Agreement.

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11.2 Notice. All notices, invoices, payments, and other communications made under this Agreement (“Notice”) shall be in writing and sent to the addresses shown in Exhibit C.

11.3 Method. All Notices may be sent by facsimile or mutually acceptable electronic means, a nationally recognized overnight courier service, first class mail, or hand delivered.

11.4 Delivery. Notice shall be given when received on a Business Day by the addressee. In the absence of proof of the actual receipt date, the following presumptions will apply. Notices sent by facsimile shall be deemed to have been received upon the sending Party’s receipt of its facsimile machine’s confirmation of successful transmission. If the Day on which such facsimile is received is not a Business Day or is after five p.m. on a Business Day, then such facsimile shall be deemed to have been received on the next following Business Day. Notice by overnight mail or courier shall be deemed to have been received on the next Business Day after it was sent or such earlier time as is confirmed by the receiving Party. Notice by first class mail shall be considered delivered five Business Days after mailing.

Article 12

Other Provisions

12.1 Governing Law. This Agreement shall be construed, enforced, and interpreted according to the laws of the State of Texas, without regard to the conflicts of law rules thereof. Each Party hereby irrevocably submits to the jurisdiction of the courts of the State of Texas and the federal courts of the United States of America located in Harris County, Texas over any dispute or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party hereby irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or action. A judgment in any dispute heard in the venue specified by this section may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

12.2 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT.

12.3 Specific Performance. The Parties acknowledge and agree (i) that each Party would be irreparably harmed by a breach by the other Party of any of their obligations under this Agreement and (ii) that there would be no adequate remedy at law or damages to compensate the non-breaching Party for any such breach. The Parties agree that the non-breaching Party shall be entitled to injunctive relief requiring specific performance by the breaching Party of its obligations under this Agreement, and the Parties hereby consent and agree to the entry of such injunctive relief.

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12.4 Representations. Each Party represents to the other Party during the term hereof as follows: (i) there are no suits, proceedings, judgments, or orders by or before any governmental authority that materially adversely affect its ability to perform this Agreement or the rights of the other Parties hereunder, (ii) it is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and it has the legal right, power and authority and is qualified to conduct its business, and to execute and deliver this Agreement and perform its obligations hereunder, (iii) the making and performance by it of this Agreement is within its powers, and has been duly authorized by all necessary action on its part, (iv) this Agreement constitutes a legal, valid, and binding act and obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditor’s rights generally, and with regard to equitable remedies, to the discretion of the court before which proceedings to obtain same may be pending, and (v) there are no bankruptcy, insolvency, reorganization, receivership or other arrangement proceedings pending or being contemplated by it. Producers and Gatherer jointly acknowledge and agree that (a) the movement of Producers’ Gas and MV Mitigation Gas on each Barnett Gathering System under this Agreement constitutes (and is intended to constitute for purposes of all Applicable Laws in effect in Texas) a movement of Producers’ Gas and MV Mitigation Gas that is not subject to the jurisdiction of the FERC pursuant to the Natural Gas Act or Section 311 of the Natural Gas Policy Act, (b) the Barnett Fees have been freely negotiated and agreed upon as a result of good faith negotiations and are not discriminatory or preferential, but are just, fair, and reasonable in light of the Parties’ respective covenants and undertakings herein during the term of this Agreement, and (c) neither Producers nor Gatherer had an unfair advantage over the other during the negotiation of this Agreement.

12.5 Processing Rights. Subject to the following sentence, Producers retain all processing rights with respect to Producers’ Gas and MV Mitigation Gas and Gatherer shall not process Producers’ Gas or MV Mitigation Gas unless Producers agree in writing to such processing. Gatherer shall have the right to process Producers’ Gas covered by the processing agreements between one or more Producers and Gatherer described on Exhibit G. Without the prior written consent of Gatherer, Producers shall have no right to locate a processing plant or other processing-type facilities (whether owned by Producers, their Affiliates, or a third party) on any portion or segment of any of the Barnett Gathering Systems. If Producers propose to engage or contract (or renew or extend the term of any existing contract or agreement) with a third party to process any of Producers’ Gas gathered on any Barnett Gathering System, Producers shall provide Gatherer with the opportunity to submit a proposal to Producers to perform such processing services.

12.6 Enforceability. If any provision in this Agreement is determined to be invalid, void, or unenforceable by any court having jurisdiction, such determination shall not invalidate, void, or make unenforceable any other provision, agreement or covenant of this Agreement.

12.7 Waiver. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

12.8 Rules of Construction. In construing this Agreement, the following principles shall be followed:

(i) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement;

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(ii) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(iii) the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions;

(iv) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined;

(v) unless otherwise specified, the plural shall be deemed to include the singular, and vice versa; and

(vi) each gender shall be deemed to include the other genders.

12.9 No Third Party Beneficiaries. There is no third party beneficiary to this Agreement.

12.10 Headings. The headings and subheadings contained in this Agreement are used solely for convenience and do not constitute a part of this Agreement between the Parties and shall not be used to construe or interpret the provisions of this Agreement.

12.11 Confidentiality. Neither Party shall disclose, directly or indirectly, without the prior written consent of the other Party the terms of this Agreement to a third party (other than Affiliates, employees, lenders, royalty owners, co-working interest owners, counsel, accountants, and agents of the Party, or a prospective or permitted assignee under Article 9 or prospective or actual purchaser of an interest in any Barnett Gathering System or in any of the Barnett Dedicated Properties, provided such Persons shall have agreed to keep such terms confidential), except (i) to comply with any Applicable Law or exchange rule, (ii) to the extent necessary for the enforcement of this Agreement, or (iii) to the extent necessary to comply with a regulatory agency’s reporting requirements. Each Party shall notify the other Party of any proceeding of which it is aware which may result in disclosure of the terms of this Agreement (other than as permitted hereunder) and use reasonable efforts to prevent or limit the disclosure. The existence of this Agreement is not subject to this confidentiality obligation. The entry into, or filing of a memorandum in the applicable public records with respect to this Agreement, a Separate GGA, a Dedicated Properties Owner Acknowledgment Agreement, or a Gathering System Owner Acknowledgment Agreement shall not constitute a breach of this Section 12.11. The Parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with this confidentiality obligation. The terms of this Agreement shall be kept confidential by the Parties for one Year from the expiration or termination of this Agreement. If disclosure is required by a Governmental Authority or Applicable Law, the Party subject to such requirement may disclose the material terms of this Agreement to the extent so required, but shall promptly notify the other Party, prior to disclosure, and shall cooperate (consistent with the disclosing Party’s legal obligations) with the other Party’s efforts to obtain protective orders or similar restraints with respect to such disclosure at the expense of the other Party.

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12.12 Easements.

(a) Surface Rights. Oil and gas leases, oil and gas rights derived under farmout agreements, surface damage releases, right of way agreements, pooling orders and similar agreements and rights held by Producers covering the Barnett Dedicated Properties (collectively referred to herein as an “Oil and Gas Lease”) may permit Producers to lay gathering pipelines and related facilities for the purpose of moving natural gas and crude oil from any well producing from the oil, gas and mineral estate covered by such Oil and Gas Lease or lands pooled or unitized with such Oil and Gas Lease. The surface of the land covered by an Oil and Gas Lease is referred to herein as the “Surface Estate” and the owner of such Surface Estate is referred to herein as a “Surface Estate Owner.”

(b) Cooperation. With respect to any easements/rights of way across Surface Estates needed by Gatherer to connect the Barnett Gathering System to existing or future wells producing from the oil, gas and mineral estate covered by the related Oil and Gas Lease or lands pooled or unitized with such Oil and Gas Lease (a “Subject Well”), Gatherer shall first attempt to obtain such easements/right of ways from the Surface Estate Owners. If Gatherer is unable to obtain any such easement/right of way from a Surface Estate Owner, Gatherer may notify the Producers thereof and request that the Producer holding the related Oil and Gas Lease reasonably cooperate with Gatherer in attempting to obtain the needed easement/right of way and such Producer shall so reasonably cooperate with Gatherer. The aforesaid obligation of Producer to reasonably cooperate with Gatherer shall not require Producer to pay any consideration to a Surface Estate Owner unless there is a contemporaneous reimbursement by Gatherer.

(c) Partial Assignment. If the needed easement/right of way has not been obtained after such cooperative efforts or Gatherer in good faith believes that such efforts will not be successful, Gatherer may request that the applicable Producer execute and deliver to Gatherer an assignment in the form of Exhibit H (a “Oil and Gas Lease Partial Assignment”). Provided that the applicable Oil and Gas Lease permits the assignment contemplated by the form attached as Exhibit H and (if applicable) any required consent from the other party to the Oil and Gas Lease is obtained, Gatherer and the applicable Producer shall cooperate in completing such form by inserting or attaching a description of the applicable Oil and Gas Lease, Subject Well and Surface Estate, Gatherer and Producer shall execute such completed Oil and Gas Lease Partial Assignment, and Producer shall have the right to record such Oil and Gas Lease Partial Assignment in the applicable public records. Gatherer shall not be required to pay any separate consideration to Producers for any such Oil and Gas Lease Partial Assignment. As reflected in the form attached as Exhibit H, Gatherer’s use of the Surface Estate covered by each Oil and Gas Lease Partial Assignment shall be subject to the terms of the related Oil and Gas Lease.

(d) Removal. As between Gatherer and Producers, any property of Gatherer placed in, on or under any such Surface Estate pursuant to an Oil and Gas Lease Partial Assignment shall remain the property of Gatherer, subject to removal by Gatherer (at its expense) when necessary or desirable (as determined by Gatherer in its sole and reasonable judgment provided that such removal shall not result in Gatherer being in breach of its other obligations under this Agreement). Gatherer shall have a reasonable time after the expiration or termination of this Agreement to remove its property placed on, in or under a Surface Estate under any such Oil and Gas Lease Partial Assignment. If under the terms of the Oil and Gas Lease applicable to any

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Oil and Gas Lease Partial Assignment the property placed in, on or under the Surface Estate by Gatherer is required to be removed upon the expiration or termination of such Oil and Gas Lease, then Gatherer shall be obligated to effect such removal (at its expense) in a manner consistent with the terms of such Oil and Gas Lease and any applicable regulations. The obligations of Gatherer under this Section 12.12 shall survive the expiration or termination of this Agreement.

12.13 Cooperation Meetings. As frequently as necessary, Producers and Gatherer shall meet at a mutually agreeable location to discuss and review Producers’ drilling and other development plans on the Barnett Dedicated Properties, Gatherer’s expansion plans for the Barnett Gathering Systems, and any other information regarding Producers’ and Gatherer’s operations that may be appropriate or helpful to the Parties performance under this Agreement.

12.14 DFW Gathering System. If Gatherer’s right to operate the DFW Gathering System terminates under the CHK Agreement, then Gatherer shall have no further obligation to receive Producers’ Gas and MV Mitigation Gas under this Agreement on the DFW Gathering System from and after the date of such termination.

12.15 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of Gatherer and Producers.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

TOTAL GAS & POWER NORTH AMERICA, INC.

By:	/s/ Laurent Vivier
Name:	Laurent Vivier
Title:	Vice President, Trading

TOTAL E&P USA, INC.

By:	/s/ Eric Bonnin
Name:	Eric Bonnin
Title:	Vice President, Business Development & Strategy

CHESAPEAKE MIDSTREAM PARTNERS, L.L.C.

By:	/s/ J. Mike Stice
Name:	J. Mike Stice
Title:	Chief Executive Officer

[SIGNATURE PAGE TO

BARNETT GAS GATHERING AGREEMENT]

List of Exhibits and Schedules

Exhibits
Exhibit A	Barnett Gathering System Terms and Conditions
Exhibit B	Nominations and Measurement Practices
Exhibit C	Addresses for Notice
Exhibit D	Payout Calculation
Exhibit E	Gathering System Owner Acknowledgement Agreement
Exhibit F	Dedicated Properties Owner Acknowledgement Agreement
Exhibit G	Existing Processing Agreements
Exhibit H	Oil and Gas Lease Partial Assignment
Exhibit I	Memorandum of Gas Gathering Agreement

Schedules
Schedule 1	Barnett Gathering Systems
Schedule 2	Barnett Fees
Schedule 3	Barnett Delivery Points
Schedule 4	Barnett Dedicated Wells, Barnett Receipt Points, and Pressures
Schedule 5	Barnett AMI
Schedule 6	Barnett Maximum Daily Quantity
Schedule 7	Barnett Annual Minimum Volume
Schedule 8	Minimum Volume Commitment Example
Schedule 9	Barnett Type Curve
Schedule 10	Acquired Properties
Schedule 11	Barnett Unconnected Wells

Exhibit A

BARNETT GATHERING SYSTEMS TERMS AND CONDITIONS

The following terms and conditions shall apply to the gathering of Producers’ Gas and (where applicable) MV Mitigation Gas on the Barnett Gathering Systems.

1. Barnett Dedication.

(a) Producers’ Commitment. Subject only to Producers’ Barnett Reservations, Producers exclusively dedicate and commit to the performance of this Agreement the Barnett Dedicated Properties, represent that, from and after the Effective Date, the Barnett Dedicated Properties are not otherwise subject to any other gas gathering agreement or other commitment or arrangement that would permit or require Producers’ Gas from the Barnett Dedicated Properties to be gathered on any other gas gathering system, and agree not to deliver any Gas produced from the Barnett Dedicated Properties and owned or controlled by Producers or their Affiliates to any other gas gatherer, gas purchaser, gas marketer, or other Person prior to the Barnett Delivery Points. Producers agree to cause any existing or future Affiliates of Producers to be bound by, and to execute and join as a party, this Agreement. The dedication and commitment made by Producers and their Affiliates under this Agreement is a covenant running with the land.

(b) Producers’ Reservations. Producers reserve the following rights (“Producers’ Barnett Reservations”): (i) to operate wells producing from the Barnett Dedicated Properties as a reasonably prudent operator, (ii) to separate or process Gas prior to delivery at the Barnett Receipt Points so long as such Producers’ Gas and MV Mitigation Gas meets the gas specifications herein after such separation or processing, (iii) to use Gas produced from the Barnett Dedicated Properties for lease operations, and (iv) to pool, communitize, or unitize Producers’ interests in the Barnett Dedicated Properties.

(c) Transfer of Producers’ Interests. Any transfer by Producers or their Affiliates of any of their interests in the Barnett Dedicated Properties shall comply with Article 9 of this Agreement.

(d) Memorandum. Producers shall enter into and deliver to Gatherer, at Gatherer’s request, a fully recordable memorandum of this Agreement, substantially in the form of Exhibit I.

2. Barnett Fees.

(a) Gathering and Compression Fees. As consideration for receiving Producers’ Gas or MV Mitigation Gas at each Barnett Receipt Point each Month, Producers shall pay Gatherer each Month an amount equal to the applicable Barnett Fees (expressed in $/Mcf) for each Barnett Receipt Point shown in Schedule 2 (as supplemented from time to time) applied to the volume of Producers’ Gas and MV Mitigation Gas (net of gas lift volumes) received at each such Barnett Receipt Point during such Month. In addition to payment of such amounts, Producers shall reimburse Gatherer each Month for Producers’ allocated share of Electric Power Charges on each Barnett Gathering System and any other Barnett Fees shown in Schedule 2, in each case based on the volume of Producers’ Gas and MV Mitigation Gas (net of gas lift volumes) received at each such Barnett Receipt Point during such Month.

(b) Dehydration Service Fees. Producers’ Gas and MV Mitigation Gas delivered to the Barnett Receipt Points may have a water vapor content that exceeds the quality specification for water vapor content permitted from time to time by one or more of the Barnett Receiving Transporters. In such event, Gatherer will dehydrate, if necessary, Producers’ Gas or MV Mitigation Gas to reduce its water vapor content to 7 pounds per million Cubic Feet. The fee for such dehydration services is included in the Barnett Fees. In addition to the Barnett Fees, Gatherer will charge Producer for, or retain Gas in connection with, as applicable, Producers’ allocable share of Fuel Gas and Lost and Unaccounted for Gas incurred in connection with dehydration services performed under this Section 2(b). Gatherer shall be responsible for the costs incurred in disposing of water removed from Producers’ Gas or MV Mitigation Gas during dehydration. If the quality specification for water content is reduced below 7 pounds per million Cubic Feet by one or more of the Barnett Receiving Transporters, then the Parties shall promptly negotiate an additional fee (that includes Gatherer’s cost of capital) to be paid by Producers to reimburse Gatherer for the cost of additional dehydration services to comply with such specifications.

(c) Treating Service Fees. Producers’ Gas or MV Mitigation Gas delivered to the Barnett Receipt Points may have carbon dioxide or hydrogen sulfide content that exceeds the quality specification for carbon dioxide or hydrogen sulfide content required from time to time by one or more of the Barnett Receiving Transporters. In such event, without limiting Gatherer’s rights under Section 10(c) of this Exhibit A, Gatherer will treat, if necessary, Producers’ Gas or MV Mitigation Gas to reduce the carbon dioxide content to 2% and hydrogen sulfide to not more than 1/4 grain of hydrogen sulfide per 100 Cubic Feet of Gas. The fee for Gatherer providing such treating services is included in the Barnett Fees to the extent such services are provided by Gatherer with facilities comprising part of a Barnett Gathering System on September 30, 2009. If additional facilities are required to provide such treating services or if the quality specification for carbon dioxide or hydrogen sulfide of the Barnett Receiving Transporters is reduced below 2% and 1/4 grain of hydrogen sulfide per 100 Cubic Feet of Gas, then Parties shall promptly negotiate an additional fee (that includes Gatherer’s cost of capital) to be paid by Producers to Gatherer to provide such additional treating services. If the Parties are unable to agree upon an additional fee, then Gatherer may refuse to accept receipt of such Producers’ Gas or MV Mitigation Gas for delivery to such Barnett Receiving Transporter. Gatherers’ right to negotiate additional treating fees or right to refuse further deliveries of such Producers’ Gas or MV Mitigation Gas shall apply to each additional reduction in quality specification for carbon dioxide or hydrogen sulfide content of the Barnett Receiving Transporters. In addition to the fees referred to above, Gatherer will charge Producer for, or retain Gas in connection with, as applicable, Producers’ allocable share of Fuel Gas and Lost and Unaccounted for Gas incurred in connection with treating services performed in accordance with this Section 2(c). If Gatherer removes carbon dioxide from Producers’ Gas or MV Mitigation Gas gathered on any Barnett Gathering System, Producers shall have the right (but not the obligation) to keep title to and retain all such carbon dioxide removed from Producers’ Gas or MV Mitigation Gas. If Producers so elect to retain title to such carbon dioxide, then Producers shall be responsible (at their sole risk, cost and expense) to arrange for the taking and delivery of such carbon dioxide at and from each point on the Barnett Gathering System where such carbon dioxide is so removed, and Gatherer shall make such carbon dioxide available for taking at prevailing pressures after treating. Notwithstanding the foregoing, nothing in this Section 2.3(c) shall require Gatherer to install facilities or incur any capital expense associated with such delivery.

3. Redetermination of Barnett Fees.

(a) Redetermination Period. For the period that commences as of July 1, 2009 and ends on June 30, 2019, the Parties acknowledge and agree (i) that the Barnett Fees are subject to being redetermined at the times and in accordance with terms set forth in Section 3 of Exhibit A of the CHK Agreement and the Additional Agreement (each such redetermination, a “Redetermination”). As promptly as practicable following a request for Redetermination, each of Producers and Gatherer agree to inform the other Party of such request as promptly as practicable and to provide to the other Party any information within its control that is useful in the making of each such Redetermination, and the Party receiving such information shall have the right to provide such information to the other CHK Parties.

(b) Barnett Fees. Any Barnett Fees redetermined in a Redetermination shall apply as of the first day of the Month following the date on which such redetermined Barnett Fees are finally determined, and shall remain in effect for the remainder of the Primary Term (or, if such redetermined Barnett Fees relate to the first Redetermination under the CHK Agreement and the Additional Agreement, until the Barnett Fees are redetermined in the second Redetermination under the CHK Agreement and the Additional Agreement, if any, which redetermined Barnett Fees shall remain in effect for the then remainder of the Primary Term). The fees determined in a Redetermination shall constitute “Barnett Fees” for all purposes of this Agreement.

4. Minimum Volume Commitment.

(a) Producers’ Obligation. Producers commit and agree to deliver to Gatherer for gathering on the Barnett Gathering Systems in each Year during the Minimum Volume Period no less than the Adjusted Barnett Annual Minimum Volume for each such Year. The exclusive remedies for any failure of Producers to comply with their obligations under the preceding sentence are set forth in Section 4(b) of this Exhibit A.

(b) Deficit Volumes. If the Annual Barnett Gathered Volumes delivered to the Barnett Gathering Systems in any Year of the Minimum Volume Period are less than the Adjusted Barnett Annual Minimum Volume for such Year, then Producers shall pay Gatherer in cash, no later than 30 Days following the receipt by Producers from Gatherer of an invoice therefor accompanied by reasonable support for the amount invoiced therein for an amount equal to the shortfall volume for such Year (expressed in Mcf’s) multiplied by the Average Barnett Fees for the Year in which such shortfall volume occurred, as liquidated and agreed damages for Producers’ failure to deliver the Barnett Annual Minimum Volume in such Year. As used herein, the term “Average Barnett Fee” means, for each Year in the Minimum Volume Period, the Barnett Fee specified in Schedule 2 for Barnett Receipt Point Pressures between ** to ** psig for each such Year, escalated as specified in such Schedule 2 and subject to redetermination in accordance with Section 3 of this Exhibit A.

(c) Barnett Excess Volumes. Annual Barnett Excess Volumes shall be accumulated as a credit to be used to reduce the Adjusted Barnett Annual Minimum Volume in future Years as provided herein. Annual Barnett Excess Volumes shall be used to first reduce the Adjusted Barnett Annual Minimum Volume in the last Year of the Minimum Volume Period and then once the Adjusted Barnett Annual Minimum Volume for such Year is completely satisfied from such Annual Barnett Excess Volumes, any remaining Annual Barnett Excess Volumes will credited to the Adjusted Barnett Annual Minimum Volume for the preceding Year or Years.

(d) Adjusted Barnett Annual Minimum Volume. The “Adjusted Barnett Annual Minimum Volume” shall be determined for each Year in the Minimum Volume Period, solely for purposes of the calculation under Section 4(b) above, as follows: for each such Year the Barnett Annual Minimum Volume, as shown in Schedule 7, shall be (i) decreased by (w) volumes of Producers’ Gas not delivered in such Year that are attributable to Barnett Delayed Connections, (x) any Force Majeure Volumes or Maintenance Suspension Volumes not delivered in such Year, (y) the Annual Barnett Excess Volumes, if any, that are applicable to such Year as provided in Section 4(c) above; and (z) upon any termination of Gatherer’s rights to operate the DFW Gathering System under Section 12.14 of the CHK Agreement, **% of the remaining DFW PDP Volumes that would have been produced in such Year, and (ii) increased by (x) the volumes of Producers’ Gas attributable to Barnett Delayed Connections that are connected to a Barnett Gathering System in such Year, (y) the Force Majeure Volumes credited under clause (i)(y) above after resumption of deliveries on the affected Barnett Gathering System, and (z) in the last Year of the Minimum Volume Period, any MVC Additional Volume Wells Amount.

(e) No Increase in MDQ. No increase or decrease in the Adjusted Barnett Annual Minimum Volume hereunder for a Year will cause an increase or decrease in the Barnett Maximum Daily Quantity for such Year.

(f) No Suspension. Producers’ obligations to make payments under this Exhibit A shall not be suspended by the inability of Producers to deliver Producers’ Gas or MV Mitigation Gas under this Agreement due to the occurrence of Force Majeure Events affecting Producers.

(g) [Intentionally deleted]

(h) Example Calculation. An example calculation of payments that may be due under this Section 4 of Exhibit A is shown in Schedule 8.

5. Gas Delivery.

(a) Receipt and Delivery. Producers agree to tender, or cause to be tendered, to the Barnett Receipt Points, Producers’ Gas and MV Mitigation Gas, each Day, and Gatherer agrees to accept Producers’ Gas and MV Mitigation Gas at the Barnett Receipt Points and redeliver Producers’ Gas and MV Mitigation Gas to the Barnett Delivery Points, subject to and on the terms provided in this Agreement. Nominations of Producers’ Gas and MV Mitigation Gas shall be made in accordance with the procedures in Exhibit B.

(b) Maximum Daily Quantity.

(1) Barnett MDQ. In no event shall Gatherer ever be required to accept from Producers on any of the Barnett Gathering Systems a volume of Producers’ Gas and MV Mitigation Gas in excess of the Barnett Maximum Daily Quantity for that Barnett Gathering System.

(2) Increase in MDQ. If Producers have a volume of Producers’ Gas and MV Mitigation Gas available to deliver in excess of the Barnett Maximum Daily Quantity for a Barnett Gathering System, Producers may request that Gatherer increase the Barnett Maximum Daily Quantity for that Barnett Gathering System. Such request shall be made by Notice to Gatherer stating the amount (in Mcf’s) by which Producers desire to increase the Barnett Maximum Daily Quantity and the term of such increase. Gatherer shall accept such increase in the Barnett Maximum Daily Quantity prior to December 31, 2015 to the extent excess capacity is then available on the Barnett Gathering System, taking into account commitments and offers previously made by Gatherer to third parties (including letters of intent) for capacity on that Barnett Gathering System and considering the effects such increase may have on Gatherer’s ability to maintain required pressures on that Barnett Gathering System, but for no longer than the remaining term of the Minimum Volume Period. If Gatherer makes such excess capacity available to Producers (i) the Barnett Maximum Daily Quantity shall be increased by the amount of such excess capacity made available to Producers for the term of such increase (with the Barnett Fees to apply to Producers’ Gas and MV Mitigation Gas that utilizes such increased capacity) and (ii) Producers shall commit to deliver, or pay the applicable Barnett Fees with respect to, **% of such increase in the Barnett Maximum Daily Quantity commencing on the date such increased Barnett Maximum Daily Quantity becomes effective and continuing for the term of such increase (even if such volumes are not delivered). Such commitment by Producers under clause (ii) shall not affect or reduce Producers’ obligations to pay the Barnett Fees for all Producers’ Gas and MV Mitigation Gas delivered hereunder.

(3) MDQ After End of Minimum Volume Period. Effective as of the end of the Minimum Volume Period and continuing until the end of the first full Year following the end of the Minimum Volume Period, the Barnett Maximum Daily Quantity for each Barnett Gathering System shall be redetermined to equal **% of the average daily volumes of Producers’ Gas received and gathered hereunder at the Priority 1 Service level on such Barnett Gathering System in the final 6 Months of the Minimum Volume Period, but such redetermined Barnett Maximum Daily Quantity shall not exceed the Barnett Maximum Daily Quantity in effect for such Barnett Gathering System in the last Month of the Minimum Volume Period. For each Year thereafter, the Barnett Maximum Daily Quantity for each Barnett Gathering System shall be to equal **% of the average daily volumes of Producers’ Gas received and gathered hereunder at the Priority 1 Service level on each such Barnett Gathering System in the prior Year, but such redetermined Barnett Maximum Daily Quantity shall not exceed the Barnett Maximum Daily Quantity in effect for such Barnett Gathering System in the last Month of the Minimum Volume Period.

(4) Priority 3 Service. If Producers have volumes of Producers’ Gas and MV Mitigation Gas available on a Barnett Gathering System from time to time in excess of the Barnett Maximum Daily Quantity for such Barnett Gathering System, Producers may request, and Gatherer shall provide, to the extent available, Priority 3 Service for such volumes of Producers’ Gas and MV Mitigation Gas at rates to be agreed to by the Parties.

(5) Delivery Point Changes. To the extent Producers’ Nominations of Gas to a Barnett Delivery Point or Barnett Delivery Points would not permit Gatherer to accept the Barnett Maximum Daily Quantity on any Barnett Gathering System, Producers shall exercise commercially reasonable efforts to nominate Gas at other Barnett Delivery Points to permit Gatherer to accept the Barnett Maximum Daily Quantity on any such Barnett Gathering System.

(6) Volumes in Excess of MDQ. If (i) Producers have a volume of Producers’ Gas and MV Mitigation Gas available to deliver in excess of the Barnett Maximum Daily Quantity for a Barnett Gathering System, (ii) Producers request that Gatherer accept such volume (the “Additional Volume”) on such Barnett Gathering System, and (iii) there is no capacity available on such Barnett Gathering System at the time of such request, then within 30 Days following receipt of such request Gatherer may offer to take such actions as are necessary to make available new capacity on such Barnett Gathering System sufficient to cover the Additional Volume. If within 10 Days following Producers’ receipt of such offer the Parties have not reached an agreement on the fees that would apply to such new capacity (or if Gatherer does not make an offer within the aforesaid 30 Day period), then Producers may request and Gatherer shall execute a written release from this Agreement of the spacing/drilling units of the wells that produce the Additional Volume (the “Additional Volume Wells”). With respect to any release pursuant to the preceding paragraph, Producers shall reasonably determine the volumes of Gas that would be produced from the Additional Volume Wells over the first 3 Years of the productive life of such wells, such determination to be based on the type curve shown in Schedule 9 (the sum of such volumes, the “Projected Additional Volume Wells Amount”). The “MVC Additional Volume Wells Amount” shall be equal to the amount by which the Projected Additional Volume Wells Amount exceeds the average daily capacity of such Barnett Gathering System used by Persons other than Producers and their Affiliates over the most recent 30 Day period preceding such release for which such information is available. Once determined, the MVC Additional Volume Wells Amount shall be included in the determination of the Adjusted Barnett Annual Minimum Volume as provided in Section 4(d) of Exhibit A in the last Year of the Barnett Annual Minimum Volume Period.

(7) [Party A]. The Maximum Daily Quantity for the Barnett Central Gathering System has been established based on [Party A] providing the Barnett Delivery Points and the compression services contemplated by the [Party A] Agreement. Gatherer is not a party to the [Party A] Agreement and thus Gatherer shall have no liability to Producers for any failure of [Party A] to perform under such agreement, for any curtailment or suspension of the services provided under such agreement or for any termination or expiration of such agreement. Producers shall be responsible for all obligations of Producers to [Party A] under the [Party A] Agreement, including the payment of all fees and other amounts due or owed thereunder. Producers do not guarantee or warrant [Party A]’s performance or nonperformance. If (i) [Party A] curtails or suspends services at the Barnett Delivery Points on the Barnett Central Gathering System, including the occurrence of a force majeure event or similar interruption affecting [Party A], (ii) Producers reduce the contracted volumes of Gas or volumes of Gas delivered under the [Party A] Agreement, (iii) the pressures at any such Barnett

Delivery Point increase as the result of changes by [Party A] in any Month, or (iv) the [Party A] Agreement terminates or expires without being renewed, the Parties recognize and agree that (x) the capacity of the Barnett Central Gathering System will be reduced in varying amounts and durations until such time as those services or equivalent services are restored or replaced, (y) the Gatherer shall have no obligation to accept Producers’ Gas and MV Mitigation Gas in excess of such reduced capacity, and (c) any such reductions in capacity shall not result in an decrease in the Barnett Annual Minimum Volume. The Parties agree that the restoration or replacement of such services shall not result in an increase in the Maximum Daily Quantity for the Barnett Central Gathering System or an increase in the Barnett Annual Minimum Volume. The provisions of this Section 7 and Section 4 of Schedule 2 shall apply to any replacements of the [Party A] Agreement, whether with [Party A], its successors, or other Person providing low pressure service.

(8) Nominations. Producers may request that volumes of Producers’ Gas and MV Mitigation Gas delivered to one Barnett Gathering System be transferred to a Barnett Delivery Point serving another Barnett Gathering System. Subject to Section 5(b), Gatherer will use commercially reasonable efforts to accommodate such request subject to (i) excess capacity being available to make such cross system movement and (ii) the pressures in the system served by such Barnett Delivery Point being able to accommodate the requested volume.

(c) Equivalent Quantities. Gatherer shall, as nearly as practicable each Day, deliver for Producers’ account Equivalent Quantities of Gas at the Barnett Delivery Points. All receipts and deliveries of Producers’ Gas and MV Mitigation Gas less System Fuel and Losses shall be balanced on a MMBtu basis, and all quantities referred to herein shall be adjusted for the Gross Heating Value thereof.

(d) Equal Receipt and Delivery. The Parties intend that Producers’ Gas and MV Mitigation Gas will be received and delivered hereunder at reasonably uniform rates, and Producers shall not, in any manner, use any Barnett Gathering System for storage or peaking purposes without Gatherer’s prior written approval, which approval may be withheld in Gatherer’s discretion.

(e) Proration. Producers shall, at all times, be holders of Priority 1 Service with respect to all Producers’ Gas and MV Mitigation Gas received by the Barnett Gathering Systems up to the Barnett Maximum Daily Quantity, subject to Gatherer’s obligations under third party gas gathering agreements relating to any of the Barnett Gathering Systems in effect on September 30, 2009 under which Gatherer provides a similar level of service. Gatherer represents that, as of the Effective Date, other than the Priority 1 Service currently being provided to the CHK Parties under the CHK Agreement, Gatherer has not agreed to provide Priority 1 Service on any Barnett Gathering System to any other Person. If capacity on a Barnett Gathering System is curtailed or reduced, or capacity is insufficient for the needs of all shippers desiring to use such capacity, the holders of Priority 3 Service will be curtailed first, the holders of Priority 2 Service will be curtailed next, and the holders of Priority 1 Service shall be curtailed last. As among the holders of Priority 1 Service, subject to the terms of the Additional Agreement, the capacity available to Priority 1 Service under the preceding sentence shall be allocated among the holders of Priority 1 Service based on the Economic Value of each contract granting such Priority 1 Service, with the contract having the highest Economic Value being the last Gas curtailed. As among the holders of Priority 2 Service, the capacity available to Priority 2 Service (if any) under the first sentence of this paragraph shall be allocated among the holders of such Priority 2 Service based on the percentage derived by dividing the volume of Gas nominated by each holder of Priority 2 Service by the total volume of Gas nominated by all holders of Priority 2 Service, in each case as such nominations exist as of the first of the relevant Month or, if applicable, such other day as such nominations are required to be made. As among holders of Priority 3 Service, the capacity available to Priority 3 Service (if any) under the first sentence of this Section 5(e) of Exhibit A shall be fully interruptible.

(f) Information. Each Party will furnish or cause to be furnished to the other Party hereto all data required to accurately account for all Producers’ Gas and MV Mitigation Gas received and delivered hereunder.

(g) Third Party Arrangements. Producers shall make, or cause to be made, all necessary arrangements with other pipelines or third parties at or upstream of the Barnett Receipt Points and at or downstream of the Barnett Delivery Points to effect Gatherer’s receipt and delivery of Producers’ Gas and MV Mitigation Gas. Such arrangements must be coordinated with Gatherer’s Gas Control Department and must, at all times, be acceptable to Gatherer, in its sole discretion.

(h) Allocations. The Barnett Receipt Points and Barnett Delivery Points may be at locations through which other volumes of Gas are being measured. As a result, the measurement of Producers’ Gas and MV Mitigation Gas under this Agreement may involve the allocation of Gas delivered. Upon the written request from a Party to the other Party, the Party receiving such request will furnish or cause to be furnished to the other Party hereto all data reasonably available to the furnishing Party that is required to account as accurately as reasonably possible for all Gas received and delivered hereunder.

(i) Commingling.

(i) Although Producers shall retain title to Producers’ Gas and MV Mitigation Gas delivered to Gatherer at the Barnett Receipt Points hereunder, Producers’ Gas and MV Mitigation Gas shall constitute part of the supply of Gas from all sources to the Barnett Gathering Systems, and as such Gatherer shall, subject to its obligation to deliver an Equivalent Quantity each Day and to the following provisions of this Section 5(i), have the right to commingle Producers’ Gas and MV Mitigation Gas with Gas of other Persons.

(ii) If (A) a Person other than Producers or their Affiliates delivers Gas to a Barnett Gathering System and (B) with respect to such Barnett Gathering System Producers or their Affiliates have a processing agreement downstream of such Barnett Gathering System with respect to Producers’ Gas and MV Mitigation Gas moved through such Barnett Gathering System, then prior to such Gas being delivered to such Barnett Gathering System Gatherer shall take (or require the third party producer to take) such actions as may be necessary to determine the Btu content of the Gas stream that would be delivered to such Barnett Gathering System by such Person (the “Third Party Btu

Content”). If any such third party Gas has a Third Party Btu Content that is ** Btus higher or lower than the average Btu content of Producers’ Gas and MV Mitigation Gas delivered to such Barnett Gathering System based on the most recent Gas quality sample for which Btu content information is available (“Applicable Third Party Gas”), then Gatherer will provide Notice to Producers and the provisions of clause (iii) immediately below shall apply.

(iii) With respect to any Applicable Third Party Gas, Gatherer shall provide Notice to Producers of the Person proposing to move such gas over the applicable Barnett Gathering System if Gatherer receives the consent of such Person to disclose such information to Producers. For a period of 30 Days after any such Notice by Gatherer Producers and their Affiliates may pursue the establishment of a marketing arrangement with such Person whereby Producers or their Affiliates purchase such Third Party Gas at the wellhead. If Gatherer is unable to disclose information about such Person or if Producers are unable to reach an agreement with any such Person proposing to move Third Party Gas over the applicable Barnett Gathering System by the end of such 30 Day period, then promptly following request by Producers, Gatherer and Producers, together or separately, shall enter into discussions and negotiations with the applicable gas processor to effect such changes as may be necessary to eliminate or substantially mitigate any reduction in natural gas liquids that would be allocated to Producers resulting from commingling such Applicable Third Party Gas.

(iv) The provisions of this Section 5(i) shall not apply to volumes of Gas delivered under third party gathering agreements in effect on September 30, 2009.

(j) Lost and Unaccounted for Gas. Gatherer will conduct the services required to be performed by Gatherer under this Agreement using practices, methods and acts which are engaged in or which have been approved by a significant portion of the natural gas gathering industry. Producers acknowledge, however, that certain volumetric losses in Producers’ Gas and MV Mitigation Gas will occur even if such services are conducted in accordance with the preceding sentence, and such losses attributable to Lost and Unaccounted for Gas shall be shared and allocated among Producers and other third party shippers on each Barnett Gathering System in the proportion that each party delivers Gas to that Barnett Gathering System. Producers’ allocated share of Lost and Unaccounted for Gas on the Barnett Gathering Systems shall be based on actual losses on the Barnett Gathering Systems and shall not be subject to any minimum or maximum limits.

(k) Fuel Gas. Reductions in volumes of Producers’ Gas and MV Mitigation Gas due to Fuel Gas used for gathering, compression, dehydration, processing, and treating shall be shared and allocated among Producers and other third party shippers on each Barnett Gathering System in the proportion that each shipper delivers Gas to that Barnett Gathering System. Reductions due to Fuel Gas use on each Barnett Gathering System for dehydration and treating shall be shared and allocated among Producers and third party shippers as specified in Sections 2(b) and 2(c) of this Exhibit A.

(l) Drip Liquids. Producers acknowledge that certain reductions in volumes of Producers’ Gas and MV Mitigation Gas will occur due to shrinkage from Drip Liquids in each

Barnett Gathering System, and such reductions attributable to Drip Liquids shall be shared and allocated among Producers and other third parties whose Gas is gathered on that Barnett Gathering System in the proportion to the C5+ constituents contained in the Gas delivered by each such shipper to the Barnett Gathering System. Such allocations shall be based on the most recent quality analysis available to Gatherer for such Gas. Gatherer shall provide Notice to Producers from time to time of the quantities of Drip Liquids collected on the Barnett Gathering Systems and attributable to Producers’ Gas and MV Mitigation Gas. Gatherer (or Gatherer’s agent) will cause such Drip Liquids to be collected and removed from Gatherer’s tanks and sold from time to time. Within a reasonable period of time after any such sale, Gatherer (or Gatherer’s agent) shall remit or credit to Producers their allocated share of the net proceeds received from such sale of Drip Liquids less the actual, reasonable costs and expenses incurred to collect, transport, and sell such Drip Liquids. Drip Liquids shall be measured by the Drip Liquids purchaser.

6. New Connections to Barnett Gathering Systems.

(a) Notice of New Pad and Well Connections.

(1) New Pad Connections. Producers shall provide Gatherer prior Notice as soon as practicable of the expected date of first production for each new pad or pads with one or more Producer Wells in the Barnett AMI. Such Notice to Gatherer shall include (i) the location of the pad or pads and wells to be connected to the Barnett Gathering System, and (ii) the projected date of final completion and testing of such well or wells to be connected to the Barnett Gathering System on such pad or pads. Following such Notice, Producers and Gatherer shall reasonably cooperate with each other in developing and providing to the other Party such other information and data regarding such pads and wells reasonably requested by such Party, including, if requested by Gatherer, Producers’ or Producers’ Affiliate’s good faith estimate of the Gas reserves for each such well or wells and the projected monthly production profile for the first 5 Years after initial production for each such well or wells. Because of the interrelated nature of the actions of the Parties required to obtain the necessary permits, authorizations, and rights of way from the appropriate state and local agencies and other Persons necessary to drill and complete each such well and construct the required extensions of the Barnett Gathering System to the pad or pads for such well or wells, the Parties agree to work together in good faith to obtain such permits, authorizations, and rights of way as expeditiously as reasonably practicable, as provided herein. The Parties agree to cooperate with each other and to communicate regularly regarding their efforts to obtain such permits, authorizations, and rights of way.

(2) New Well Connections. Producers shall use its commercially reasonable efforts to provide Gatherer no less than 90 days’ prior Notice of the location of, and expected date of first production for, new Producer Wells in the Barnett AMI on a pad or pads that are already connected to a Barnett Gathering System. Such Notice to Gatherer shall include the projected date of final completion and testing of such well or wells located on the existing pad or pads specified in the Notice. Following such Notice, Producers and Gatherer shall reasonably cooperate with each other in developing and providing to the other Party such other information and data regarding such pads and wells reasonably requested by such Party.

(b) Completion of Connections During Minimum Volume Period.

(1) New Pad Connections. During the Minimum Volume Period, when Producers provide Notice under Section 6(a)(1) above, then Gatherer shall cause the necessary facilities to be constructed to tie-in such pad or pads to the applicable Barnett Gathering System subject to Producers complying with their obligations under Section 6(a)(1). Gatherer shall complete such facilities by the later of (x) the date of first production of such pad or pads with one or more Producer Wells and (y) 21 Months after the date of Producers’ Notice (as the same may be extended pursuant to the following sentence, the “Completion Date”). If Gatherer is delayed in completing such facilities by (i) Force Majeure Events or (ii) the actions of Producers or their representatives that are inconsistent with the cooperation requirements of Section 6(a)(1) above, then the Completion Date for such connection shall be extended for a period equal to that during which Gatherer’s performance was precluded by such events or actions. If Gatherer fails to complete its facilities necessary to connect any such pad or pads to a Barnett Gathering System on or before the Completion Date for that pad or pads, as such Completion Date may be extended as provided above (the “Barnett Delayed Connections”), then the Producers, as their sole remedy for Gatherer failing to connect such Barnett Delayed Connections by the applicable Completion Date (but without limiting the following provisions of this Section 6(b)(1)), shall be entitled to a delay in their obligations with respect to the Adjusted Barnett Annual Minimum Volume under Section 4(d) of this Exhibit A for volumes of Producers’ Gas that would have been delivered from such Barnett Delayed Connections between the Completion Date for such Barnett Delayed Connections and the date on which such Barnett Delayed Connections are connected by Gatherer, as such delayed volumes are reasonably determined by Gatherer based on the type curve shown in Schedule 9. If at any time after Gatherer’s receipt of the notice from Producers regarding the connection of a new pad Gatherer becomes aware that it will not be able to connect such pad to the Barnett Gathering System (whether before or after the Completion Date for such pad) due to Force Majeure Events, then Gatherer shall provide Notice thereof to Producers as soon as practicable after becoming so aware and shall include with such Notice evidence that substantiates such inability to connect such pad (a “Pad Notice”). With respect to each pad covered by a Pad Notice, the spacing/drilling units for the wells that will produce from such pad shall be released from this Agreement pursuant to a written release executed by Gatherer and delivered to Producers promptly following the sending of the related Pad Notice. If the release of any pad occurs after such pad has become a Barnett Delayed Connection and any volumes of Producers Gas that would have been delivered from such Barnett Delayed Connection have been included in the Adjusted Barnett Annual Minimum Volume under Section 4(d) of this Exhibit A, then the Parties shall reverse all of such adjustment as soon as practicable after the related Pad Notice.

(2) New Well Connections. During the Minimum Volume Period, when Producers provide Notice under Section 6(a)(2) of this Exhibit A, Gatherer shall be responsible for the cost to install the pipe and ancillary equipment from the outlet flange of the meter tube of the Primary Measurement Device to the existing common gas header, including any modifications thereto, on the existing pad for the Producers Wells covered by such Notice but only where Gatherer has not installed a Gatherer’s Receipt Meter on such existing pad. Producers shall be responsible for the cost of connecting (i) such new Producer Wells on pads on a Barnett Gathering System where Gatherer has installed a Gatherer’s Receipt Meter and (ii) new Barnett Delivery Points added to the Barnett Gathering Systems for gas lift operations under Section 11 of this Exhibit A.

(3) Existing Wells. Notwithstanding Sections 6(b)(1) and (2) above, Gatherer shall only be required to use its commercially reasonable efforts to connect the wells and pads listed in Schedule 11 by the date shown for each such well or pad in Schedule 11. The volumes attributable to any such well or pad shall not be included in the calculation of the Adjusted Barnett Annual Minimum Volume if Gatherer fails to complete the connection of such well or pad by such date.

(4) MV Mitigation Gas. During the Minimum Volume Period, if requested by Producers, Gatherer shall work with Producers to construct new connections to the Barnett Gathering Systems to accept deliveries of MV Mitigation Gas to the extent (i) Producers reasonably demonstrate to Gatherer that delivery of such MV Mitigation Gas would permit Producers to meet the Barnett Annual Minimum Volume in any Year, (ii) deliveries of MV Mitigation Gas from such connections would not cause the volumes of all Gas received on such Barnett Gathering Systems to exceed the applicable Barnett Maximum Daily Quantity and otherwise would meet all applicable requirements for Producers’ Gas delivered under this Agreement, and (iii) such connections are constructed entirely at Producers’ expense. Gas delivered through any such connection will be charged at the then prevailing Barnett Fees for Producers’ Gas delivered to such Barnett Gathering System.

(5) MAOP Limit. Notwithstanding the foregoing provisions of this Section 6, Gatherer shall not be required to make any connection to any of the Barnett Gathering Systems described in Part II of Schedule 1 if the delivery pressures at such new connection would exceed the maximum allowable operating pressures for such Barnett Gathering System.

(c) Completion of Connections After Minimum Volume Period.

(1) New Pad Connections. When Producers provide Notice under Section 6(a)(1) above after the end of the Minimum Volume Period, Gatherer, at its sole discretion, will determine whether the prevailing Barnett Fees at that time will allow it to earn an acceptable return on such connection and whether or not it will make the requested connection.

(A) New Connection. If Gatherer agrees to make such a requested connection, then Gatherer will Notify Producers of its determination within 15 Days after receipt of Producers Notice and Gatherer shall use its commercially reasonable efforts to complete such connection by its Completion Date and Producers will be charged at the then prevailing Barnett Fees for Producers’ Gas delivered through such connection. Gatherer’s failure to Notify Producers shall be deemed to constitute a refusal by Gatherer to construct the requested connection.

(B) Gatherer Declines to Make Connection. If Gatherer declines to make such a requested connection, Gatherer and Producers shall enter into discussions and negotiations to determine the gathering and other fees that would be paid to permit Gatherer to make such new connection. If the Parties reach agreement on such gathering and other fees, then Gatherer shall complete such connection as soon as reasonably practicable and such gathering and other fees shall be the Barnett Fees to be received by Gatherer hereunder for all Producers’ Gas received at the Barnett Receipt Point for that connection and Schedule 2 shall be amended to reflect such revised Barnett Fees.

(C) No Agreement. If the Parties fail to reach agreement within a reasonable period of time on the gathering and other fees with respect to a requested connection, Gatherer shall provide to Producers its estimated costs for such connection and Producers may elect to (i) if capacity is available, reimburse Gatherer for its costs to construct and complete such connection to a Barnett Gathering System (a “Reimbursed Connection”) or (ii) request and receive a release from the dedication under this Agreement for the spacing/drilling units of the affected wells if Producers reasonably determine that the terms offered for services by a third party gatherer in the Barnett AMI are more favorable than those under this Agreement. Producers shall furnish Notice to Gatherer of Producers’ election under the preceding sentence for each affected connection, and if Producers elect to reimburse Gatherer for the costs of any such connection, then (x) Gatherer shall proceed to commence and complete such connection, subject to Producers’ reimbursement of the costs therefor, and (y) all Producers’ Gas delivered through that Reimbursed Connection shall be gathered by Gatherer on the Barnett Gathering System under the terms of this Agreement, except that the prevailing Barnett Fees that apply to such Producers’ Gas shall be discounted by **% until Payout of the Reimbursed Connection occurs. Gatherer shall use good faith efforts to notify Producer no less than 60 Days prior to the date which Gatherer expects Payout of such Reimbursed Connection to occur. From and after Payout of a Reimbursed Connection, the applicable Barnett Fees that apply to Producers’ Gas from a Reimbursed Connection shall be the then prevailing undiscounted Barnett Fees. Producers shall be entitled to use the entire capacity of each Reimbursed Connection.

(2) New Well Connections. When Producers provide Notice under Section 6(a)(2) above after the end of the Minimum Volume Period, Gatherer shall be responsible for the cost to install the pipe and ancillary equipment from the outlet flange of the meter tube of the Primary Measurement Device to the existing common gas header, including any modifications thereto, on the existing pad for the Producers Wells covered by such Notice but only where Gatherer has not installed a Gatherer’s Receipt Meter on such existing pad. Producers shall be responsible for the cost of connecting (i) such new Producer Wells on pads on a Barnett Gathering System where Gatherer has installed a Gatherer’s Receipt Meter and (ii) new Barnett Delivery Points added to the Barnett Gathering Systems for gas lift operations under Section 11 of this Exhibit A.

(d) Wells Not Operated by Producers. Producers shall use their good faith efforts to provide Gatherer Notice of Producer Non-Operated Wells to be drilled in the Barnett AMI after the Effective Date; provided, Producers shall not be obligated to provide any such notice as to wells that are operated by any of the CHK Parties or their Affiliates. Gatherer recognizes that such Notice, in some instances, may occur after a Producer Non-Operated Well is producing. Following such Notice, Producers and Gatherer and their Affiliates shall reasonably cooperate with each other in developing and providing to the other Party information and data regarding such well reasonably requested by the other Party; provided, the aforesaid cooperation rights shall not require Producers to take any action or make any claim against the operator of such well. Gatherer shall have the right, but not the obligation, to connect such Producer Non-Operated Wells to a Barnett Gathering System, at Gatherer’s cost. If Gatherer elects to make such a connection, then Gatherer will Notify Producers of its determination within 15 Days after receipt of Producers, initial Notice and Gatherer shall complete such connection as soon as reasonably practicable. Notwithstanding anything expressed or implied to the contrary, Gatherer’s connection to a Producer Non-Operated Well shall cover all Producers’ Gas from such well and Producers shall have no obligation or liability with respect to any other Gas produced from such well. For Producers’ Gas produced from each Producer Non-Operated Well and received, gathered, compressed, dehydrated, treated and processed, as applicable, and redelivered on and from a Barnett Gathering System, Producers will be charged at the then prevailing Barnett Fees for such Producers’ Gas. Gatherer’s failure to Notify Producers within such 15-Day period shall be deemed to constitute an election by Gatherer not to construct the connection. If Gatherer elects not to make such a connection, Gatherer shall provide to Producers a written release of the spacing/drilling unit for such Producer Non-Operated Well. If the aggregate working interest of Producers’ and their Affiliates in a spacing/drilling unit for a Producer Non-Operated Well to be connected to a Barnett Gathering System is less than **%, then Producers may, but shall not have the obligation to, comply with the Notice and connection obligations under this Section 6(d). If Producers elect not to comply with the Notice requirements under this Section 6(d) for such a Producer Non-Operated Well and the Operator of such well is not one of the CHK Parties or their Affiliates, Producers may request, and Gatherer shall provide, a written release of the spacing/drilling unit for such Producer Non-Operated Well. It is acknowledged that any capital expenditures made by Gatherer to connect Producer Non-Operated Wells to the Barnett Gathering Systems shall not be included in the Barnett Cap Ex, Actual Barnett Cap Ex or Projected Barnett Cap Ex under Section 3 of Exhibit A to the CHK Agreement (with the three preceding defined terms to have the meanings ascribed to such terms in the CHK Agreement).

(e) Abandonment of Connection. If Producers request in a Notice delivered under this Section 6 that Gatherer connect a pad or a well to the Barnett Gathering System and such well or wells are not completed and ready to produce on or before the first Day of the 13th Month following the date of completion of the pad or other facilities for such well or wells, then Producers shall pay Gatherer an amount equal to (i) all direct costs incurred by Gatherer to complete such connection plus (ii) a disconnect fee equal to an amount that would provide Gatherer the Target IRR on the direct costs (for clarification, direct costs would not include overhead or general and administrative expenses) incurred by Gatherer with respect to the installation of such connection. Gatherer will provide Producers a Notice of abandonment for such pad after the expiration of such period. Payment by Producers will be made 30 Days after receipt of such Notice of abandonment from Gatherer. Producers or their Affiliate(s), at their option, may elect to take assignment of Gatherer’s right, title, and interest in and to such pad or other facilities and related permits, authorizations, and rights of way by providing Notice to Gatherer no later than 30 Days after receipt of such Notice of abandonment, whereupon Gatherer shall assign to Producers (or their designee) all of Gatherer’s right, title, and interest in and to such pad or other facilities and related permits, authorizations, and rights of way, without any representation or warranty whatsoever, except that Gatherer shall represent that there are no liens or encumbrances created by or through Gatherer burdening Gatherer’s title to the transferred assets.

(f) New Delivery Points. Producers shall furnish Notice to Gatherer of any new Barnett Delivery Point connection desired by Producers, which Notice shall include the location of such Barnett Delivery Point, the projected Gas deliverability to such Barnett Delivery Point from the Barnett Gathering System, and such other information as Gatherer reasonably requests. Gatherer may elect to increase the deliverability of such new Barnett Delivery Point above that requested by Producers. The cost of such increased deliverability shall be borne by Gatherer. As soon as commercially practicable after Gatherer’s receipt of Producers’ Notice, Gatherer shall provide Notice to Producer of (i) the estimated cost to complete such new Barnett Delivery Point in accordance with Producers’ specifications, (ii) any increase in the deliverability of such new Barnett Delivery Point as determined by Gatherer (“Gatherer’s Increased Deliverability”) and Gatherer’s estimated cost of such increase, and (iii) the estimated date of completion of such new Barnett Delivery Point. If Producers determine to proceed with completion of such new Barnett Delivery Point after receipt of Gatherer’s Notice, Producers shall Notify Gatherer of such election accompanied by Producers’ agreement to pay the cost to complete such connection (or, if Gatherer has determined to increase deliverability, Producers’ proportionate share of the cost based on the estimated costs submitted by Gatherer). If Producers pay the entire cost of a new Barnett Delivery Point, Producers shall have Priority 1 Service for the deliverability of such new Barnett Delivery Point, and Gatherer shall pay to Producers (or deduct from amounts owed by Producers hereunder) a fee of $** per Mcf for third party Gas delivered at such new Barnett Delivery Point in excess of Gatherer’s Increased Deliverability. All such third party Gas shall have Priority 3 Service level. If, however, Gatherer pays the cost to increase the deliverability of any new Barnett Delivery Point, Producers shall have Priority 1 Service for the deliverability of the new Barnett Delivery Point up to the amount requested by CEMI in its Notice and Gatherer shall have the right to provide Priority 1 Service for third party Gas volumes up to the Gatherer’s Increased Deliverability for such new Barnett Delivery Point. It is acknowledged that any capital expenditures made by Gatherer to add Gatherer’s Increased Deliverability to a Barnett Delivery Point shall not be included in the Barnett Cap Ex, Actual Barnett Cap Ex or Projected Barnett Cap Ex under Section 3 of Exhibit A to the CHK Agreement.

7. Receipt and Delivery Pressures.

(a) Receipt Point Pressures. Gatherer shall use commercially reasonable efforts to maintain the average monthly inlet pressures at the Barnett Receipt Points described in Schedule 4. Producers represent that the inlet pressures for such Barnett Receipt Points as of the Effective Date are within a reasonable tolerance of the pressures reflected in Schedule 4. Producers shall never deliver Gas to a Barnett Gathering System at a pressure that would exceed the maximum allowable operating pressure for such Barnett Gathering System.

(b) Lower Pressure Service. At any time or from time to time, Producers, by providing Notice to Gatherer, may request that the pressure at any of the Barnett Receipt Points listed in Part I of Schedule 4 upstream of an existing mainline compressor station be reduced to the next lowest pressure service shown in Part I of Schedule 4 . If (i) adequate space is available on the applicable existing mainline compressor site to install such additional compression equipment, (ii) Gatherer can provide the lower pressure service by installing such compression equipment, (iii) Gatherer holds or can obtain the permits or other authorizations required to own and operate such compression equipment, and (iv) Gatherer can obtain the necessary electrical service for such compression equipment, then, within 30 Days of receipt of such Notice, Gatherer will provide Notice to Producers of the period of time that would be required for Gatherer to comply with Producers’ request for such lower pressure service. Gatherer shall use commercially reasonable efforts to install the compression equipment necessary to provide service at such Barnett Receipt Point at the requested lower pressure level for the applicable Barnett Fee shown in Schedule 2 within such period of time. If such space is not available or if the installation of additional facilities are required to provide such lower pressure service, then Parties shall enter into good faith discussions to determine the additional fees to be paid to Gatherer by Producers to install such compression equipment. Producers recognize and understand that if Gatherer provides such lower pressure service at a Barnett Receipt Point that the inlet pressures at all related Barnett Receipt Points may not be reduced to the next lower tier.

(c) Increased Pressures. Producers shall have the right to request an increase in the inlet pressure requirement at any Barnett Receipt Point listed in Part I of Schedule 4 by providing Notice to Gatherer. If Producers will deliver increased volumes of Producers’ Gas and MV Mitigation Gas along with such increased pressure service, Gatherer shall implement such increased pressure service as soon as reasonably practicable. If Producers will not deliver increased volumes of Producers’ Gas and MV Mitigation Gas along with such increased pressure service, then Gatherer shall have at least 6 Months from the date of Producers’ Notice to reconfigure its facilities to accommodate such higher pressure service. Producers recognize and understand that if Gatherer provides such higher pressure service at a Barnett Receipt Point that the inlet pressure at all related Barnett Receipt Points may not be increased to the next higher tier.

(d) Frequency of Changes. For a period of 2 Years after Producers have requested, and Gatherer has provided, at a Barnett Receipt Point (i) a lower pressure service, Producers shall not request, and Gatherer shall have no obligation to honor any request by Producers to provide, a higher pressure service at such Barnett Receipt Point or (ii) a higher pressure service, Producers shall not request, and Gatherer shall have no obligation to honor any request by Producers to provide, a lower pressure service at such Barnett Receipt Point.

(e) Amendment. Any change in the level of service at a Barnett Receipt Point shall be agreed to by Producers and Gatherer through a supplement to Part I of Schedule 4 showing all affected Barnett Receipt Points, the new lower pressure or pressures, and the effective date of such lower pressure service.

(f) Delivery Point Pressures. If the pressures at any Barnett Delivery Point increase as the result of changes by a Barnett Receiving Transporter, Gatherer may raise the pressures at the applicable Barnett Receipt Points by an amount reasonably necessary to permit delivery of Producers’ Gas and MV Mitigation Gas at such Barnett Delivery Point at such higher pressures. The Barnett Fees for all Producers’ Gas and MV Mitigation Gas delivered to such Barnett Receipt Point shall, however, continue to be determined at the lower pressure tier in effect for such Barnett Receipt Point in the prior month. To the extent Producers’ Nominations of Gas to a Barnett Delivery Point or Barnett Delivery Points on any Barnett Gathering System would cause an increase in the pressure tier on such Barnett Gathering System, Producers shall cooperate in good faith with Gatherer to nominate Gas at other Barnett Delivery Points to avoid such increase in the pressure tier on such Barnett Gathering System.

(g) Delivery. Subject to the foregoing provisions, Producers’ Gas and MV Mitigation Gas shall be delivered to Gatherer at the Barnett Receipt Points at pressures sufficient to effect delivery into Gatherer’s facilities at the Barnett Receipt Points. Delivery pressures at each Barnett Receipt Point shall not exceed the maximum allowable pressure of the Barnett Gathering System at each such Barnett Receipt Point; provided, however, neither Gatherer nor Producers shall be required to compress any Producers Gas at the wellhead in order to effectuate delivery hereunder.

(h) Fees. Subject to Section 7(f), for purposes of determining the Barnett Fees at the Barnett Receipt Points each Month, subject to Section 7(b), the average monthly inlet pressure will be determined at each Barnett Receipt Point, excluding Days in such Month on which no flow was recorded, or on which deliveries were precluded by a Force Majeure Event or maintenance operations conducted by Gatherer under Section 8.7 of the Agreement.

8. Measurement and Testing.

(a) Meters.

(1) Existing Barnett Receipt Points. The Parties recognize that Gatherer may not maintain a pad level custody transfer meter at any of the Barnett Receipt Points on the Effective Date. Gatherer, at its sole discretion, may elect to install such pad level custody transfer meters at any Barnett Receipt Point.

(2) Producers’ Wellhead Meters. If Gatherer elects not to install a pad level custody transfer meter at a Barnett Receipt Point, the Parties have agreed to use Producers’ Wellhead Meters for custody transfer purposes. If Gatherer uses Producers’ Wellhead Meters for custody transfer purposes, Producers shall cause the Operator to share with Gatherer, at no cost to Gatherer, the signal and information from the Secondary Measurement Device, either, at Gatherer’s option, directly from the field or from an office location where the signal has been transmitted. Producers (or the Operator on behalf of Producers) shall be responsible for maintenance and repair of such Secondary Measurement Devices. On those drill pads where Gatherer does not install a pad level custody transfer meter, Gatherer shall maintain, calibrate, and operate the Primary Measurement Devices, at Gatherer’s expense.

(3) Gatherer’s Receipt Meters. If Gatherer elects to install a pad level custody transfer meter, Gatherer shall install, at its cost, the custody transfer meters (both Primary and Secondary Measurement Devices and such meters and any new custody transfer meters installed by Gatherer under Section 8(a)(3) below are referred to as “Gatherer’s Receipt Meters”). On those drill pads where Gatherer installs pad level custody transfer meters, Producers shall cause the Operator to maintain and operate Producers’ Wellhead Meters, at Operator’s expense. At the request of the Producers, Gatherer will test and calibrate the Operator’s meters that are upstream of Gatherer’s Receipt Meters and all such costs incurred by Gatherer to test or calibrate any of such Operator’s meters, including Producers’ Wellhead Meters, shall be promptly reimbursed by the Producers, or the Operator on behalf of the Producers. Gatherer, or its designee, shall maintain and operate Gatherer’s Receipt Meters, when installed, and the measuring stations at the Barnett Delivery Points. The Operator may install, maintain, and operate, at its expense, such check measuring equipment as desired and where appropriate. Such equipment shall be installed so as not to interfere with the operation of Gatherer’s or its designee’s measuring equipment. If Gatherer installs a pad level meter, such pad level meter will become the applicable Barnett Receipt Point at such time as the pad level meter is first placed into commercial service and the individual Producers’ Wellhead Meter will thereupon cease to be the applicable Barnett Receipt Point. With respect to any such pad level meters installed by Gatherer, Gatherer will share with the Operator, at Producers request and at no cost to the Operator, the signal and information from the Secondary Measurement Devices, either, at the Operator’s option, directly from the field or from an office location where the signal has been transmitted.

(4) Primary Measurement Devices. Producers agree to transfer (free from all liens and encumbrances) to Gatherer any interest they may hold in the Primary Measurement Devices with respect to wells or pads in which Producers’ and their Affiliates and the CHK Parties own 100% of the working interest as soon as reasonably practicable after the Effective Date. Upon completion by Gatherer of a Gatherer’s Receipt Meter for custody transfer at an existing pad, Gatherer shall convey and transfer to Producers all of Gatherer’s right, title and interest in and to the meter runs that were previously transferred to Gatherer for such Producers’ Wellhead Meter. Except as provided in the preceding sentence, Gatherer shall not have any obligation to convey any meter runs to Producers.

(5) New Barnett Receipt Points. For each new drill pad connection, Gatherer shall install a custody transfer meter on the drill pad at such location where Producers connect, or intend to connect, three or more Producer Wells to a Barnett Gathering System at such location. Otherwise, the Parties shall rely on Producers’ Wellhead Meter for custody transfer and measurement purposes hereunder at such location.

(6) Field Telemetry. Producers shall cause the Operator to share the Field Telemetry signal or data with Gatherer, at Gatherer’s option and at no cost to Gatherer, for those Barnett Receipt Points which use a Producers’ Wellhead Meter for custody transfer purposes. Gatherer will share the Field Telemetry signal or data with the Operator, at Operator’s option and at no cost to the Operator, for those Barnett Receipt Points which use a Gatherer’s Receipt Meter for custody transfer purposes. If requested, the Operator, on the one hand, and Gatherer, on the other hand, shall make available or cause their respective Affiliates to make available Field Telemetry to Gatherer for Gatherer’s Receipt Meters or the Operator for Producers’ Wellhead Meters, as applicable, either new or existing. For Gatherer’s Receipt Meters, Producers shall cause the Operator to charge Gatherer its actual costs for such service prorated based on the actual capacity used by Gatherer. For Producers’ Wellhead Meters, Gatherer shall charge Producers or Operator, as applicable, its actual costs for such service prorated based on the actual capacity used by Producers or Operator. Additionally, costs for system upkeep, ongoing maintenance, and repairs of Field Telemetry and associated facilities to Barnett Receipt Points which use a Producers’ Wellhead Meter (i) will be billed by the Operator (on behalf of Producers) to Gatherer prorated by the actual capacity used by Gatherer at such times as the Operator shares Field Telemetry signal or data with Gatherer or (ii) will be billed by Gatherer to Producers or the Operator prorated by the actual capacity used by Operator at such times as Gatherer shares Field Telemetry signal or data with the Operator.

(7) Operator. Notwithstanding anything to the contrary herein, Gatherer acknowledges that to the extent that the Operator is not wholly-owned by Producers’ Parent, Producers shall have no ability to require the Operator to comply with the provisions of this Exhibit A, Section 8(a), provided that TEPUSA shall use commercially reasonable efforts to cause the Operator to do so.

(b) Measurement Practices. Producers’ Wellhead Meters and Gatherer’s Receipt Meters shall be constructed, installed, and operated in accordance with the standards in Exhibit B.

9. Quality Specifications.

(a) Producers’ Gas. All Producers’ Gas and MV Mitigation Gas delivered at the Barnett Receipt Points shall conform to the following specifications:

(1) Water: Producers’ Gas and MV Mitigation Gas shall not contain any free water.

(2) Water Vapor: Producers’ Gas and MV Mitigation Gas shall not contain more than 7 pounds of water per 1,000,000 Cubic Feet of Gas. Any Producers’ Gas or MV Mitigation Gas containing water vapor content in excess of 7 pounds of water per 1,000,000 Cubic Feet of Gas is subject to Section 2(b) of this Exhibit A.

(3) Hydrogen Sulfide: Producers’ Gas and MV Mitigation Gas shall not contain more than  1/4 grain of hydrogen sulfide per 100 Cubic Feet of Gas at the Barnett Receipt Points, as determined by quantitative tests. Any Producers’ Gas or MV Mitigation Gas containing excess hydrogen sulfide is subject to the provisions of Section 2(c) of this Exhibit A.

(4) Total Sulfur: Producers’ Gas and MV Mitigation Gas shall not contain more than 5 grains of total sulfur per 100 Cubic Feet of Gas at the Barnett Receipt Points.

(5) Temperature: Producers’ Gas and MV Mitigation Gas shall not have a temperature less than 40ºF or more than 120ºF.

(6) Carbon Dioxide: Producers’ Gas and MV Mitigation Gas shall not contain more than 2% by volume of carbon dioxide. Any Producers’ Gas or MV Mitigation Gas containing excess carbon dioxide is subject to the provisions of Section 2(c) of this Exhibit A.

(7) Oxygen: Producers’ Gas and MV Mitigation Gas shall not contain any oxygen.

(8) Nitrogen: Producers’ Gas and MV Mitigation Gas shall not contain more than 3% by volume of nitrogen.

(9) Nonhydrocarbons: Producers’ Gas and MV Mitigation Gas shall not contain more than 4% by volume of total nonhydrocarbons. Nonhydrocarbons shall include, but not be limited to, water, hydrogen sulfide, sulfur, carbon dioxide, oxygen and nitrogen.

(10) Other Constituents: Producers’ Gas and MV Mitigation Gas shall not contain any carbon monoxide, halogens or unsaturated hydrocarbons, and no more than 400 parts per million of hydrogen.

(11) Objectionable Liquids and Solids and Dilution: Producers’ Gas and MV Mitigation Gas shall be free of all objectionable liquids and solids, shall not contain any free hydrocarbon liquids, and shall be commercially free from dust, gums, gum-forming constituents, and other liquids or solid matter which might become separated from Producers’ Gas or MV Mitigation Gas in the course of transportation through pipelines.

(12) Gross Heating Value: Producers’ Gas and MV Mitigation Gas shall not have a Gross Heating Value less than 950 Btu’s per Cubic Foot of Gas or more than 1300 Btu’s per Cubic Foot of Gas.

(13) Hydrocarbon Dewpoint: Producers’ Gas and MV Mitigation Gas shall conform to the dewpoint specifications of the Barnett Receiving Transporters.

(b) Barnett Receiving Transporters. Notwithstanding the Gas specifications above, if a Barnett Receiving Transporter notifies Gatherer or Producers of different or additional quality specifications required at any Barnett Delivery Point that are more stringent than the specifications above, Gatherer will notify Producers of any such different or additional specifications as soon as practicable after being notified of such specifications. Such revised specifications will be considered as the quality specifications for Producers’ Gas and MV Mitigation Gas under this Agreement for as long as required by the Barnett Receiving Transporter.

(c) Failure to Meet Specifications. Notwithstanding anything in this Section 9(c) to the contrary, if Gatherer determines at any time that acceptance of Producers’ Gas or MV Mitigation Gas (even if blended as contemplated below in this Section 9(c)) does not meet any of the quality specifications in Section 9(a) (as revised in accordance with Section 9(b)) is not operationally feasible or would result in a material damage or harm to the applicable Barnett Gathering System, then Gatherer shall have the right, at its option and effective immediately upon Notice to Producers, to refuse to accept such nonconforming Producers Gas or MV Mitigation Gas, as the case may be, until Gatherer no longer believes that there is a risk of material damage or harm to the applicable Barnett Gathering System. If Producers’ Gas or MV Mitigation Gas delivered hereunder fails to meet any of the quality specifications above, Gatherer will blend, where feasible and when permitted by the applicable Barnett Receiving Transporter, such nonconforming Producers’ Gas or MV Mitigation Gas with other Producers’ Gas or MV Mitigation Gas gathered on that Barnett Gathering System to cause such nonconforming Producers’ Gas or MV Mitigation Gas to meet the Gas quality specifications hereunder and of the applicable Barnett Receiving Transporter. Producers shall reimburse Gatherer for their prorata share of the direct costs incurred by Gatherer to blend such nonconforming Producers’ Gas or MV Mitigation Gas. If Gatherer determines at any time that the continued acceptance of such blended nonconforming Producers’ Gas or MV Mitigation Gas is not operationally feasible or would result in any material damage or harm to the applicable Barnett Gathering System, Gatherer may Notify Producers that it intends to discontinue blending and accepting such nonconforming Producers’ Gas or MV Mitigation Gas. If Gatherer provides such Notice to Producers that it intends not to accept nonconforming Gas or to discontinue blending Producers’ Gas or MV Mitigation Gas, Gatherer will work with Producers to determine the best method of treating such nonconforming Producers’ Gas or MV Mitigation Gas. Within 30 Days of the date on which Gatherer provides Notice to Producers that it will discontinue accepting or blending Producers’ Gas or MV Mitigation Gas as provided above. Gatherer shall prepare and provide to Producers an estimate of the costs to install the equipment and other facilities necessary to treat such nonconforming Producers’ Gas or MV Mitigation Gas on such Barnett Gathering System and a proposed treating fee based on such costs and other relevant factors customarily included in the determination of such a treating fee. The Parties will use good faith efforts to reach an agreement regarding a treating fee within 30 Days following the provision of such information. If such an agreement is reached, then Gatherer (at its cost) shall install and construct such facilities as soon as commercially practicable. Subject to the first sentence of this Section 9(c), during the notification process, the determination of the treating fee and the installation of the facilities, Gatherer shall continue to receive, accept and blend nonconforming Producers’ Gas and MV Mitigation Gas. Notwithstanding the foregoing, if the applicable Barnett Receiving Transporter refuses to accept such blended nonconforming Producers’ Gas or MV Mitigation Gas at any time, then Gatherer shall have the right, at its option and effective immediately upon Notice to Producers, to refuse to accept such nonconforming Producers’ Gas or MV Mitigation Gas for so long as such Barnett Receiving Transporter refuses to accept such nonconforming Producers’ Gas or MV Mitigation Gas.

(d) Acceptance of Nonconforming Gas. Without limiting the rights and obligations of the Parties pursuant to clause (c) immediately above, Gatherer may elect to accept receipt at any Barnett Receipt Point of Producers’ Gas and MV Mitigation Gas that fails to meet any of the quality specifications stated above. Such acceptance by Gatherer shall not be deemed a waiver of Gatherer’s right to refuse to accept non-specification Gas at a subsequent time, provided that Gatherer is in compliance with clause (c) immediately above in so refusing. In addition, if Producers continue to flow any Gas that fails to meet the quality specifications under this Section 9 of Exhibit A, Producers shall be responsible for (i) any fees charged by any Barnett Receiving Transporter; (ii) any costs incurred by Gatherer and agreed to by Producers in order to avoid such fees for such Gas; and (iii) any costs, expenses, damages incurred by Gatherer or assessed to Gatherer by third parties caused by such non-specification Producers’ Gas or MV Mitigation Gas. If Gatherer does not object to non-specification Producers’ Gas or MV Mitigation Gas within ** Days after the date of delivery, then Gatherer will be deemed to have waived its right to be reimbursed under the preceding sentence (but only as to such non-specification Gas volumes). Notwithstanding the foregoing, Producers shall always be responsible for fees charged by a Barnett Receiving Transporter due to non-specification Producers’ Gas or MV Mitigation Gas and will indemnify Gatherer from Claims by a Barnett Receiving Transporter arising from non-specification Producers’ Gas or MV Mitigation Gas, unless such failure is a result of non-performance of Gatherer for services to treat non-conforming Producers’ Gas and MV Mitigation Gas provided as of the Effective Date or contracted with Gatherer at a later date.

11. Gas Lift Operations. Producers shall have the right to establish from time to time new delivery points on the Barnett Gathering System to permit redelivery of Producers’ Gas or MV Mitigation Gas gathered on the Barnett Gathering System to Producers or their Affiliates for use in gas lift operations in Producers’ wells on the Barnett Dedicated Properties. Upon receipt of Notice from Producers to create such a delivery point, Gatherer shall install the facilities required to establish such delivery point for gas lift operations as soon as reasonably practicable. Producers shall promptly reimburse Gatherer for all costs incurred by Gatherer to install, operate, maintain, and abandon such Barnett Delivery Point for gas lift operations. Upon completion of gas lift operations at such Barnett Delivery Point, Producers shall have the right to remove and retain, or to request that Gatherer reuse, meters, equipment, and other facilities installed by Gatherer at Producers’ expense for such gas lift operations.

12. Uneconomic Systems. After the end of the Minimum Volume Period, Gatherer shall have the right to declare, acting reasonably, that the operation of all of any Barnett Gathering System is uneconomic (as defined below) by Notifying Producers. Upon receipt of such Notice by Producers, Gatherer and Producers shall negotiate in good faith to reach agreement on additional gathering fees to be paid by Producers for Producers’ Gas and MV Mitigation Gas gathered on such Barnett Gathering System that would cause the operation of that Barnett Gathering System to be economic to Gatherer. If the Parties fail to reach agreement on such additional gathering fees within a reasonable period of time, then Gatherer will have the right, upon no less than 90 Days advance Notice of abandonment to Producers, to abandon and cease operating such Barnett Gathering System, with no further liability to Producers under this Agreement or otherwise with respect to gathering Producers’ Gas or MV Mitigation Gas on such Barnett Gathering System. Subject to the Additional Agreement, Producers, at their option, may elect to take assignment of Gatherer’s right, title, and interest in and to such Barnett Gathering System by providing Notice to Gatherer no later than 30 Days prior to the date on which Gatherer proposes to abandon such Barnett Gathering System, whereupon Gatherer shall assign to Producers (or their designee) all of Gatherer’s right, title, and interest in and to such Barnett Gathering System and any third party gathering agreements (to the extent assignable at no cost to Gatherer) on such Barnett Gathering System, without any representation or warranty whatsoever, except that Gatherer shall represent that there are no liens or encumbrances created by or through Gatherer burdening Gatherer’s title to the transferred assets. For purposes of this Section 12 of Exhibit A, a Barnett Gathering System shall be treated as uneconomic at such time as the Operating Cash Flow for that Barnett Gathering System for the 12 Months preceding such determination is negative. For purposes of the preceding sentence, “Operating Cash Flow” is defined as the earnings attributable to such Barnett Gathering System, before deducting interest, taxes, depreciation, and amortization, less normal maintenance capital, as reasonably determined by Gatherer.

Exhibit B

Nomination Procedures and Measurement Practices

1. Nomination Procedures. “Nominations” or “Nominate” means a request submitted by Producers to Gatherer for the prospective gathering of specific volumes of Producers’ Gas and/or MV Mitigation Gas on a Barnett Gathering System. The nomination procedure for each Barnett Gathering System is as follows:

(a) First-of-the-Month Nominations. Gatherer shall advise Producers of the estimated percentage of Producers’ Gas and/or MV Mitigation Gas to be consumed as System Fuel and Losses on each Barnett Gathering System for the next Month. Producers shall submit in writing to Gatherer, by facsimile or email, its total estimated volumes, in Mcf’s per Day and MMBtu’s per Day, to be delivered to Gatherer at each Barnett Receipt Point for redelivery by Gatherer at the Barnett Delivery Points on such Barnett Gathering System, less System Fuel and Losses, during the then subsequent Month by 11:30 A.M. (CPT) on the first Business Day prior to the earliest deadline for first-of-the-Month nominations of the Barnett Receiving Transporters. After the deadline set forth herein, Gatherer shall accept nominations from Producers for first-of-the-Month deliveries subject to Gatherer’s ability, through reasonable efforts, to notify the applicable Barnett Receiving Transporter of such untimely nomination and such Barnett Receiving Transporter’s confirmation of such untimely nomination.

(b) Changes to First-of-the-Month Nominations. Producers shall submit changes to its first-of-the-month nominations in writing to Gatherer, by facsimile or email, as set forth in Section 1(a) above, no later than 11:30 a.m. (CPT) one Business Day prior to the scheduled Day of flow. Subject to acceptance and confirmation by the Barnett Receiving Transporter, such revised nominations shall be effective for the remainder of the Month unless later changes are made in accordance with this Exhibit B. After this deadline, Gatherer shall accept such nomination changes from the Producers, subject to Gatherer’s ability, through reasonable efforts, to notify the applicable Barnett Receiving Transporter of such untimely nomination and such Barnett Receiving Transporter’s confirmation of such untimely nomination.

(c) Nomination Confirmations. Upon receipt of Producers’ timely nomination, Gatherer shall review said nomination and promptly notify Producers should a discrepancy exist between Producers’ nominated volumes and volumes confirmed by the Barnett Receiving Transporters for Producers at the applicable Barnett Delivery Points. If it is determined that Producers are responsible for the discrepancy, it shall be the Producers’ responsibility to correct the discrepancy and timely re-nominate the corrected volumes. If the discrepancy is not resolved, the “corrected volumes” will be considered the lesser of the volume nominated by Producers at the applicable Barnett Delivery Points or the volume confirmed by the Barnett Receiving Transporters. Gatherer shall notify Producers in writing, by facsimile or email, of the confirmed nomination on the Barnett Gathering System for first-of-the-Month nominations or changes thereto. Gatherer shall not be obligated to provide service hereunder on any Day that Producers do not nominate under the procedures herein or of the Barnett Receiving Transporters. Any waiver by Gatherer of the provisions of this Section 1(c) shall not constitute a waiver of Gatherer’s future rights under this Section 1.

(d) Producers’ Obligation to Maintain Balance. Producers shall manage receipts and deliveries of Producers’ Gas and MV Mitigation Gas and, if necessary, make adjustments to maintain a balance of receipts and deliveries. Producers shall manage receipts and deliveries so that the Imbalance shall be kept as near zero as practicable. “Imbalance” shall be defined as the difference between the quantity (expressed in MMBtu’s) of Producers’ Gas and MV Mitigation Gas received at the Barnett Receipt Points on a Barnett Gathering System on any Day, after deducting Producers’ allocated share of System Fuel and Losses, and the quantity (expressed in MMBtu’s) of Producers’ Gas and MV Mitigation Gas delivered to the Barnett Delivery Points on such Barnett Gathering System on such Day.

(e) Gatherer’s Right to Minimize Variances and to Balance. Unless agreed between the Parties, Gatherer shall not be required to receive quantities from Producers in excess of the quantities of Producers’ Gas and MV Mitigation Gas the Barnett Receiving Transporters will accept at the Barnett Delivery Points on a concurrent basis. Gatherer shall have the right, in its sole discretion, to amend receipts or deliveries of Producers’ Gas and/or MV Mitigation Gas 24 hours after Notice to Producers if Producers fail to provide evidence to Gatherer’s satisfaction that within such 24 hour period it has commenced a good faith effort to eliminate any existing Imbalance within a reasonable time.

(f) Imbalance Resolution. Gatherer and Producers shall keep accurate records of the quantities of Producers’ Gas and MV Mitigation Gas nominated, confirmed, allocated, and redelivered from the Barnett Receipt Points to the Barnett Delivery Points and any Imbalance related thereto. Monthly imbalances shall be added/subtracted to/from the cumulative imbalance from the previous Month and the newly calculated Imbalance position will be considered in the subsequent months’ nominations to bring said Imbalance position as close to zero as practicable.

(g) Receipt Allocations. If Producers’ Gas or MV Mitigation Gas is commingled with other gas at a Barnett Receipt Point, the allocation of Gas at each Barnett Receipt Point shall be based upon each Producers’ marketing percentage as defined by the Operator of that Barnett Receipt Point.

(h) Curtailment Procedures. If Gatherer determines on any Day that for any reason whatsoever, including Force Majeure Events and periods of normal and routine maintenance, that confirmed nominations exceed the Barnett Gathering System’s available capacity at any area or point, Gatherer shall, without liability to Producers, curtail or interrupt deliveries of all Gas in such area or point as provided in the Agreement, determined by confirmed nominations for all Gas gathered in such area or point. In instances where gathering of Producers’ Gas and/or MV Mitigation Gas is interrupted and Gatherer has provided Producers Notice thereof, Producers shall notify the applicable Barnett Receiving Transporters of any modification to the confirmed nominations at the applicable Barnett Delivery Points. In the event of a curtailment described herein, the applicable Fees shall apply only to Producers’ Gas and MV Mitigation Gas received by Gatherer at the affected Barnett Receipt Points (expressed in Mcf’s).

(i) Operational Control. Gatherer shall retain full operational control of the Barnett Gathering Systems and shall at all times be entitled to schedule deliveries and to operate its facilities in a manner which, in Gatherer’s judgment, is consistent with the obligations and operating conditions, inclusive of normal and routine maintenance, as may exist from time to

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time on the Barnett Gathering Systems or which will allow Gatherer to optimize the use of the Barnett Gathering Systems consistent with the terms of this Agreement. Gatherer’s performance shall be excused, in full or in part, during periods of Force Majeure Events and normal and routine maintenance.

(j) Coordination with Barnett Receiving Transporters. The Parties recognize that Gatherer must coordinate its actions with those of the Barnett Receiving Transporters. Accordingly, upon 30 Days Notice to Producers, Gatherer may modify provisions of this Agreement to implement standards promulgated by the National Association of Energy Standards Board adopted by any Barnett Receiving Transporter as it relates to a Barnett Gathering System or to otherwise coordinate the provisions of this Agreement with the operating conditions, rules, or tariffs of the Barnett Receiving Transporters.

(k) Communications with Operator. At Producers’ election (indicated in writing), any communications concerning nominations or changes thereto, and any other Notice to be provided by or directed to Producers pursuant to the procedures set forth in this Exhibit B may, instead, be provided by or directed to, as applicable, Operator, on Producers’ behalf. Any such election by Producers made under this Section 1(k) of Exhibit B shall remain effective for a period of three (3) months; provided, that Producers may, at any time, and from time to time, renew such election. All communications provided by Gatherer to Operator during any such three (3) month period shall be binding upon Producers (to the extent such communications would have been binding upon Producers if made directly by Gatherer to Producers), and all communications provided by Operator to Gatherer during any such three (3) month period shall be binding upon Gatherer (to the extent such communications would have been binding upon Gatherer if made directly by Producers to Gatherer).

2. Meters.

(a) Practices. All Producers’ Wellhead Meters and Gatherer’s Receipt Meters shall be constructed, installed, and operated in accordance with the following standards depending on the type of meters used.

(1) Orifice Meters - In accordance with ANSI/API 14.3.2 (American Gas Association Report No. 3), Orifice Metering of Natural Gas and Other Hydrocarbon Fluids, Fourth Edition, dated April 2000, and any subsequent amendments, revisions or modifications thereof and shall include the use of flange connections.

(2) Positive Meters - In accordance with the American Gas Association Measurement Committee Report No. 6 (American Gas Association Report No. 6) dated January 1971, and any subsequent amendments, revisions or modifications thereof.

(3) Turbine Meters - In accordance with the American Gas Association Measurement Committee Report No. 7 (American Gas Association Report No. 7), First Revision, dated November 1984, and any subsequent amendments, revisions or modifications thereof.

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(4) Electronic Transducers and Flow Computers - in accordance with the applicable standards of the American Petroleum Institute, including but not limited to API No. 21.1, and any subsequent amendments, revisions, or modification thereof.

(5) Ultrasonic Meters - In accordance with the American Gas Association Measurement Committee Report No. 9 (American Gas Association Report No. 9), dated June 1998, and any subsequent amendments, revisions or modifications thereof.

(6) Coriolis Meters - In accordance with American Gas Association Report No. 11, and any subsequent amendments, revisions, or modifications, thereof.

Notwithstanding anything contained in this Exhibit to the contrary, Gatherer shall not be required to replace or make any alterations to its measuring equipment as a result of any subsequent amendments, revisions, or modifications of the American Gas Association Reports cited in Subparagraphs (1) through (6) of this Section 2(a), unless the Parties mutually agree to such replacement or alteration.

(b) Testing. Gatherer shall give reasonable Notice to Producers of any cleaning, changing, repairing, inspecting, testing, calibrating, or adjusting of Gatherer’s Receipt Meters or Producer’s Wellhead Meters or the measuring equipment at the Barnett Delivery Points to permit Producers to have a representative present. The official charts (recordings) from the measuring equipment shall remain the property of Gatherer. Upon request, Gatherer will submit its records and charts, together with calculations therefrom, to Producers for inspection and verification, subject to return to Gatherer or its designee within 30 Days after receipt thereof.

(c) Accuracy of Meters. All Producers’ Wellhead Meters and Gatherer’s Receipt Meters shall be verified (and calibrated) at the following intervals: (i) if the deliveries of Gas through the meter average less than 100 Mcf/d, at least once each Year, (ii) if the deliveries of Gas through the meter average between 100 Mcf/d and 500 Mcf/d, at least once each 6 Months, (iii) if the deliveries of Gas through the meter average between 500 Mcf/d and 5,000 Mcf/d, at least once each 3 Months, (iv) if the deliveries of Gas through the meter average more than 5,000 Mcf/d, at least 12 times per Year with no longer than 45 Days between each meter verification and calibration. Meters located on land managed by the Bureau of Land Management will be verified at least once each calendar quarter by Gatherer. If, upon any test, the measuring equipment is found to be inaccurate by 2% or less, previous readings of such equipment will be considered correct in computing the deliveries of Producers’ Gas and MV Mitigation Gas hereunder, but such equipment shall immediately be adjusted to record accurately. If, upon any test, the measuring equipment is found to be inaccurate by more than 2% of the average flow rate since the last test, then any previous recordings of such equipment shall be corrected to zero (0) error for any period which is known definitely or agreed upon, using the procedure set forth in Section 1(d) below. If such period is not known or agreed upon, such correction shall be made for a period covering 1/2 of the time elapsed since the date of the latest test, but not to exceed 16 Days when the equipment is tested every Month and not to exceed 45 Days when the equipment is tested every 3 months. If Producers desire a special test of any measuring equipment, then at least 72 hours advance Notice shall be given to Gatherer by Producers, and both Parties shall cooperate to secure a prompt test of the accuracy of such equipment. If the measuring equipment so tested is found to be inaccurate by 2% or less, Gatherer shall have the right to bill Producers for the costs incurred due to such special test, including any labor and transportation costs and Producers shall pay such costs promptly upon invoice thereof.

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(d) Adjustments. If, for any reason, any measurement equipment is out of adjustment, out of service, or out of repair and the total calculated hourly flow rate through each meter run is found to be in error by an amount of the magnitude described in Section 2(c), the total quantity of Producers’ Gas and MV Mitigation Gas delivered shall be redetermined in accordance with the first of the following methods which is feasible:

(1) by using the registration of any check meters, if installed and accurately registering (subject to testing as described in Section 2(c)), or

(2) where parallel multiple meter runs exist, by calculation using the registration of such parallel meter runs; provided that they are measuring Producers’ Gas and MV Mitigation Gas from upstream headers in common with the faulty metering equipment, are not controlled by separate regulators, and are accurately registering; or

(3) by correcting the error by rereading of the official charts, or by straightforward application of a correcting factor to the quantities recorded for the period (if the net percentage of error is ascertainable by calibration, tests or mathematical calculation); or

(4) by estimating the quantity, based upon deliveries made during periods of similar conditions when the meter was registering accurately.

(e) Meter Records Retention. Gatherer shall retain and preserve for a period of at least 6 years all test data, charts, and other similar records.

(f) Nonuse of Barnett Receipt Point. If Producers have failed to nominate Producers’ Gas or MV Mitigation Gas for delivery at a Barnett Receipt Point for 3 consecutive Months, Gatherer shall have the right, at any time thereafter, to Notify Producers of such nonuse. Upon receipt of such nonuse Notice, Producers shall promptly provide Notice to Gatherer whether they intend to resume deliveries of Producers’ Gas or MV Mitigation Gas at such Barnett Receipt Point and the date by which such deliveries will resume. If Producers fail to provide such Notice or Notify Gatherer that they do not intend to resume deliveries of Producers’ Gas or MV Mitigation Gas at such Barnett Receipt Point, then Gatherer will have the right to disconnect the pad level custody transfer meter at such Barnett Receipt Point (or, if Gatherer has not installed a pad level custody meter at such Barnett Receipt Point, to disconnect Producers’ Wellhead Meter at such Barnett Receipt Point).

(g) Performance by Producers. Gatherer shall have the right to request that Producers or its designee(s) provide the services necessary to read, test, calibrate, and adjust Producers’ Wellhead Meters and Gatherer’s Receipt Meters on behalf Gatherer hereunder. Upon Notice by Gatherer to Producers to perform such services for any of Producers’ Wellhead Meters or Gatherer’s Receipt Meters, Producers or its designee(s) shall commence performing such services as soon as reasonably practicable. Such services shall be performed by Producers or its designee(s) for Gatherer at a reasonable allocated cost for the actual, recorded time spent by the employees of Producers or its designee(s) performing such services.

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(h) Pulsation. If Gas pulsation problems occur upstream of the Barnett Receipt Points, Producers, or their designee, shall take the reasonable and customary industry adopted steps necessary to mitigate such pulsation. If Gas pulsation occurs downstream of the Barnett Receipt Points, Gatherer, or its designee, shall take the reasonable and customary industry adopted steps necessary to mitigate such pulsation

3. Measurement Specifications.

(a) Units. The unit of volume for measurement shall be one (1) Cubic Foot. Such measured volumes shall be multiplied by their Gross Heating Value per Cubic Foot and divided by 1,000,000 to determine MMBtu’s delivered hereunder.

(b) Temperature. The temperature of Producers’ Gas and MV Mitigation Gas shall be determined by a recording thermometer installed so that it may record the temperature of Producers’ Gas and MV Mitigation Gas flowing through the meters, or such other means of recording temperature as may be mutually agreed upon by the Parties. The average of the record to the nearest one degree Fahrenheit (1°F), obtained while Producers’ Gas and MV Mitigation Gas is being delivered, shall be the applicable flowing Gas temperature for the period under consideration.

(c) Specific Gravity. The specific gravity of Producers’ Gas and MV Mitigation Gas shall be determined by a recording gravitometer or chromatographic device installed and located at a suitable point to record representative specific gravity of Gas being metered or, at Gatherer’s option, by spot samples or continuous sampling using standard type gravity methods. If a recording gravitometer or chromatographic device is used, the gravity to the nearest one-thousandth (0.001) obtained while Producers’ Gas and MV Mitigation Gas is being delivered shall be the specific gravity of the Gas used for the recording period. If the spot sample or continuous sampling method is used, the gravity shall be determined to the nearest one-thousandth (0.001). Spot sampling shall be determined at the same frequency as Gross Heating Value is determined pursuant to Section 3(f), below. The result should be applied during such Month for the determination of Producers’ Gas and MV Mitigation Gas volumes delivered.

(d) Supercompressibility. Adjustments to measured Gas volumes for the effects of supercompressibility shall be made in accordance with accepted American Gas Association standards. Gatherer shall obtain appropriate carbon dioxide and nitrogen mole fraction values for Producers’ Gas and MV Mitigation Gas delivered as may be required to compute such adjustments in accordance with standard testing procedures. At Gatherer’s option, equations for the calculation of supercompressibility may be taken from either the American Gas Association Manual for the Determination of Supercompressibility Factors for Natural Gas, dated December, 1962 (also known as the “NX-19 Manual”) or the American Gas Association Report No. 8, dated December 1985, Compressibility and Supercompressibility for Natural Gas and Other Hydrocarbon Gases, latest revision.

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(e) Pressure. For purposes of measurement and meter calibration, the atmospheric pressure for each of the Barnett Receipt Points and Barnett Delivery Points shall be assumed to be the pressure value determined by Gatherer, or its designee, for the county elevation in which such point is located under generally accepted industry practices irrespective of the actual atmospheric pressure at such points from time to time. For the purposes herein, such atmospheric pressure will be assumed to be 14.65 pounds per square inch absolute.

(f) Gross Heating Value. The Gross Heating Value of the Gas delivered at the Barnett Receipt Points and Barnett Delivery Points shall be determined using the following schedule: (i) if the deliveries of Gas through the meter average less than 100 Mcf/d, at least once each Year, (ii) if the deliveries of Gas through the meter average between 100 Mcf/d and 500 Mcf/d, at least once each 6 Months, (iii) if the deliveries of Gas through the meter average between 500 Mcf/d and 5,000 Mcf/d, at least once each 3 Months, (iv) if the deliveries of Gas through the meter average more than 5,000 Mcf/d, at least 12 times per Year with no longer than 45 Days between each test, by means of some approved method of general use in the Gas industry.

(g) Quality Specifications. Determination of the Gross Heating Value, relative density and compressibility at the Barnett Receipt Points and Barnett Delivery Points will be made using the following standards (as amended from time to time by the relevant professional association):

(1) Gas Processors Association (GPA) 2166 – Obtaining Natural Gas Samples for Analysis of Gas.

(2) Gas Processors Association (GPA) 2261 – Analysis for Natural Gas and Similar Gaseous Mixtures by Gas Chromatography.

(3) Gas Processors Association (GPA) 2145 – Physical Constants for paraffin Hydrocarbons and Other Components of Natural Gas.

(4) Gas Processors Association (GPA) 2172 – Calculation of Gross Heating Value, Relative Density, and Compressibility of Natural Gas Mixtures from Compositional Analysis.

(h) Other Contaminants. Other tests to determine water content, sulfur, hydrogen sulfide, inert gases, and other impurities in Producers’ Gas and MV Mitigation Gas shall be conducted whenever requested by either Party and shall be conducted in accordance with standard industry testing procedures.

(i) New Test Methods. If a new method or technique is developed with respect to Gas measurement or the determination of the factors used in such Gas measurement, then such new method or technique may be substituted for a method set forth in this Section 3 when such methods or techniques are in accordance with the currently accepted standards of the American Gas Association if mutually agreed to by the Parties.

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Exhibit C

ADDRESSES FOR NOTICE

If to Chesapeake Midstream Partners, L.L.C., to:

Chesapeake Midstream Partners, L.L.C.

777 NW Grand Boulevard

Oklahoma City, Oklahoma 73118

Attn: J. Mike Stice

Fax: (405) 849-6134

With a copy to:

Global Infrastructure Management, LLC

12 East 49th Street

38th Floor

New York, New York 10017

Attn: Salim Samaha

Fax: (646) 282-1599

If to Total Gas & Power North America, Inc. or Total E&P USA, Inc., to:

Total Gas & Power North America, Inc.

1201 Louisiana Street, Suite 1600

Houston, Texas 77002

Attn: Bruce Henderson, President & General Manager

Fax: (713) 647-4030

With a copy to:

Total E&P USA, Inc.

1201 Louisiana Street, Suite 1600

Houston, Texas 77002

Attn: Daniel Jouhet, Vice President- Finance, Marketing and IT

Fax: (713) 647-3646

Exhibit D: Payout Calculation

($ thousands)	Jun-2020		2021			2022			2023 (Pre-Payout)			2023 (Post-Payout)			2024			2025

Illustrative Producers’ Gas Volume From a New Pad Connection (Mcf) (1)				**			**			**			**			**			**

% of Annual Producers’ Gas Volume Attributable to Payout (Until Target IRR Achieved)				**	%		**	%		**	%		**	%		**	%		**	%

Producers’ Gas Volume Attributable to Payout				**			**			**			**			**			**

Barnett Fees ($ / Mcf) (2)			$	**		$	**		$	**		$	**		$	**		$	**
Escalation Factor				**	%		**	%		**	%		**	%		**	%		**	%

Discount on Barnett Fees (%)				**	%		**	%		**	%		**	%		**	%		**	%

Discount on Barnett Fees ($ / Mcf)			$	**		$	**		$	**		$	**		$	**		$	**

Value of Discount to Producers ($ 000s)			$	**		$	**		$	**		$	**		$	**		$	**

Unlevered Cash Flows ($ 000s) (3)	$	**	$	**		$	**		$	**		$	**		$	**		$	**

Target IRR (4)		**

Barnett Fees to Gatherer			$	**		$	**		$	**		$	**		$	**		$	**

(1)	Illustrative New Pad Connection assuming 3 wells drilled and production per well based on the Barnett Type Curve.
(2)	Assumes **-** psig Receipt Point pressure; Barnett Fees of $** / Mcf in 2009 escalated at **% per year to 2021 (post-Minimum Volume Period).
(3)	Assumes $** capital cost for illustrative New Pad Connection.
(4)	Represents the unlevered pre-income tax rate of return on cash flows to Producers, calculated using Microsoft Excel’s XIRR formula.

Exhibit E

BARNETT GATHERING SYSTEM OWNER ACKNOWLEDGMENT

THIS BARNETT GATHERING SYSTEM OWNER ACKNOWLEDGMENT (this “Acknowledgment”) is entered into as of                     , by             , a                     , (“Acquirer”), and Chesapeake Midstream Partners, L.L.C., a Delaware limited liability company (“Gatherer”). As indicated in Section 3 below, Total Gas & Power North America, Inc., a Delaware corporation, and Total E&P USA, Inc., a Delaware corporation (collectively the “Producers”) and their Affiliates are third party beneficiaries under this Acknowledgment.

Recitals

Gatherer and Producers are parties to that certain Gas Gathering Agreement, dated January 25, 2010 but effective as of February 1, 2010 (the “GGA”). This Acknowledgment is entered into by Gatherer and Acquirer pursuant to Section 9.2(a) of the GGA. Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the GGA.

NOW THEREFORE, for and in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Acquirer and Gatherer agree as follows:

1. Acquired System. As of                     , Acquirer has acquired from Gatherer the natural gas gathering system or interest in a natural gas gathering system described in Exhibit A hereto (the “Acquired System”).

2. Acknowledgments and Agreements. Gatherer and Acquirer (i) acknowledge that Gatherer has provided to Acquirer a copy of the GGA (excluding the exhibits and schedules thereto that do not relate to the Acquired System); (ii) acknowledge that the term of the GGA commenced on February 1, 2010 (the “Effective Date”) and, unless terminated sooner in accordance with its terms, continues in effect through September 30, 2029 (the “Primary Term”) and continues in effect for successive 12-month periods thereafter, unless terminated by Producers or Gatherer upon notice to the other no less than 6 months prior to the end of the Primary Term or any 12-month period thereafter, as applicable; (iii) acknowledge that the Acquired System is a part of a Barnett Gathering System; (iv) acknowledge Producers’ rights to have Producers’ Gas connected to, received by, gathered, compressed, dehydrated, treated and processed, as applicable, and redelivered to Producers on and over the Barnett Gathering System, on and subject to the terms and conditions provided in the GGA; and (v) agree that Producers, the successors and permitted assigns of Producers under the GGA, and any Persons who acquire any interest in the Dedicated Barnett Properties and enter into a separate gas gathering agreement pursuant to Section 9.3(a) of the GGA covering any part of the Acquired System (collectively, the “Producer Parties”) shall have the rights referenced in clause (iv) above in respect of the Acquired System. Acquirer agrees that if Acquirer sells, transfers or otherwise disposes of an interest in or all or any part of the Acquired System during the term of the GGA, Acquirer shall execute (and shall cause the Person acquiring such interest or part to execute) an acknowledgment substantially in the same form and content as this Acknowledgment and otherwise acceptable to Producers, acting reasonably.

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3. No Assumption. Without limiting Acquirer’s acknowledgments, agreements and obligations pursuant to Section 2 above, the execution by Acquirer of this Acknowledgment shall not constitute any assumption by Acquirer of any of Gatherer’s liabilities or obligations under the GGA, nor shall it serve to make Acquirer a party to, or give Acquirer any rights (as a third party beneficiary or otherwise) under, the GGA.

4. Beneficiaries. Producer Parties are expressly intended by Acquirer and Gatherer to be third party beneficiaries of the acknowledgments and agreements set forth in this Acknowledgment. Any one or more of the Producer Parties shall have the right to enforce the terms of this Acknowledgment without the joinder or consent of Gatherer. Likewise, Gatherer shall have the right to enforce the terms of this Acknowledgment without the joinder or consent of the Producer Parties.

5. No Amendment to GGA. Nothing contained in this Acknowledgment shall be deemed to modify, amend, alter, limit or otherwise change any of the provisions of the GGA itself or the rights or obligations of Gatherer or Producers thereunder.

6. Counterparts. This Acknowledgment may be executed in multiple counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same document. To facilitate recordation, there may be omitted from the exhibits to this Acknowledgment in certain counterparts descriptions of assets located in recording jurisdictions other than the jurisdiction (county, parish, state, Indian or federal agency) in which the particular counterpart is to be filed or recorded.

7. Governing Law. This Acknowledgment shall be construed, enforced and interpreted according to the laws of the State of Texas, without regard to the conflicts of laws rules thereof.

8. Amendment. This Acknowledgment shall not be amended or modified except pursuant to a written instrument executed by Gatherer and Acquirer and consented to in writing by the Producer Parties.

[Signature page follows]

2

IN WITNESS WHEREOF, the undersigned have executed this Acknowledgment as of the day first above written.

ACQUIRER:

[ACQUIRER]

By:
[Name]
[Title]

GATHERER:

CHESAPEAKE MIDSTREAM PARTNERS, L.L.C.

By:
[Name]
[Title]

[Add appropriate state acknowledgment forms for notaries public]

Signature Page to Barnett Gathering System Owner Acknowledgment

EXHIBIT A

Acquired System

[See attached.]

Exhibit A to Barnett Gathering System Owner Acknowledgment

Exhibit F

DEDICATED PROPERTIES OWNER ACKNOWLEDGMENT

THIS DEDICATED PROPERTIES OWNER ACKNOWLEDGMENT (this “Acknowledgment”) is entered into as of                     , by             , a                     , (“Acquirer”), and [insert name of seller/transferor of the Acquired Interests described on Exhibit A] (the “Producer”). As indicated in Section 3 below, Chesapeake Midstream Partners, L.L.C., a Delaware limited liability company (“Gatherer”) and its Affiliates are third party beneficiaries under this Acknowledgment.

Recitals

Gatherer, Producer and certain Affiliates of Producer are parties to a Gas Gathering Agreement, dated January 25, 2010 but effective as of February 1, 2010 (the “GGA”). This Acknowledgment is made by Acquirer pursuant to Section 9.3(a) of the GGA. Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the GGA.

NOW THEREFORE, for and in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Acquirer and Producer agree as follows:

1. Acquired Interests. As of                     , Acquirer has acquired from Producer the interest in the oil and gas leases and properties described in Exhibit A hereto (the “Acquired Interests”).

2. Acknowledgments and Agreement. Producer and Acquirer (i) acknowledge that Producer has provided to Acquirer a copy of the GGA (excluding the exhibits and schedules thereto that do not relate to the Acquired Interests); (ii) acknowledge that the term of the GGA commenced on February 1, 2010 (the “Effective Date”) and, unless terminated sooner in accordance with its terms, continues in effect through September 30, 2029 (the “Primary Term”) and continues in effect for successive 12-month periods thereafter, unless terminated by Producer or Gatherer upon notice to the other no less than 6 months prior to the end of the Primary Term or any 12-month period thereafter, as applicable; (iii) acknowledge that the Acquired Interests are a part of the Barnett Dedicated Properties and are exclusively dedicated and committed to the performance of the GGA; (iv) acknowledge that Gas produced from the Acquired Interests and owned or controlled by Acquirer or its Affiliates shall not be gathered on any other gas gathering system or delivered to any other gas gatherer, gas purchaser, gas marketer, or other Person prior to the Barnett Delivery Points, in each case on and subject to the terms and conditions provided in the GGA; and (v) agree that Gatherer, the successors and permitted assigns of Gatherer under the GGA, and any Persons who acquire any interest in the Barnett Gathering System and enter into a separate gas gathering agreement pursuant to Section 9.3(a) of the GGA covering any part of the Acquired Interests (collectively, the “Gatherer Parties”) shall have the dedication rights referenced in clause (iv) above in respect of the Acquired Interests. Acquirer agrees that if Acquirer sells, transfers or otherwise disposes of an interest in or all or any part of the Acquired Interests during the term of the GGA, Acquirer shall execute (and shall cause the Person acquiring such interest or part to execute) an acknowledgment substantially in the same form and content as this Acknowledgment and otherwise acceptable to Gatherer, acting reasonably.

3. No Assumption. Without limiting Acquirer’s acknowledgments, agreements and obligations pursuant to Section 2 above, the execution by Acquirer of this Acknowledgment shall not constitute any assumption by Acquirer of any of Producers’ liabilities or obligations under the GGA, nor shall it serve to make Acquirer a party to, or give Acquirer any rights (as a third party beneficiary or otherwise) under, the GGA.

4. Beneficiaries. Gatherer Parties are expressly intended by Acquirer and Producer to be third party beneficiaries of the acknowledgments and agreements set forth in this Acknowledgment. Any one or more of the Gatherer Parties shall have the right to enforce the terms of this Acknowledgment without the joinder or consent of Producer. Likewise, any one or more of Producers shall have the right to enforce the terms of this Acknowledgment without the joinder or consent of the Gatherer Parties.

5. No Amendment to GGA. Nothing contained in this Acknowledgment shall be deemed to modify, amend, alter, limit or otherwise change any of the provisions of the GGA itself or the rights or obligations of Gatherer or Producers thereunder.

6. Counterparts. This Acknowledgment may be executed in multiple counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same document. To facilitate recordation, there may be omitted from the exhibits to this Acknowledgment in certain counterparts descriptions of assets located in recording jurisdictions other than the jurisdiction (county, parish, state, Indian or federal agency) in which the particular counterpart is to be filed or recorded.

7. Governing Law. This Acknowledgment shall be construed, enforced and interpreted according to the laws of the State of Texas, without regard to the conflicts of laws rules thereof.

8. Amendment. This Acknowledgment shall not be amended or modified except pursuant to a written instrument executed by Producer and Acquirer and consented to in writing by the Gatherer Parties.

[Signature page follows]

2

IN WITNESS WHEREOF, the undersigned have executed this Acknowledgment as of the day first above written.

ACQUIRER:

[ACQUIRER]

By:
[Name]
[Title]

PRODUCER:

[insert name of seller/transferor of the Acquired Interests described on Exhibit A]

By:
[Name]
[Title]

[Add appropriate state acknowledgment forms for notaries public]

Signature Page to Dedicated Properties Owner Acknowledgment

EXHIBIT A

Acquired Interests

[See attached.]

Exhibit A to Dedicated Properties Owner Acknowledgment

Exhibit G

Existing Processing Agreements

None.

Exhibit H

OIL AND GAS LEASE PARTIAL ASSIGNMENT

KNOW ALL MEN BY THESE PRESENTS:

THIS OIL AND GAS LEASE PARTIAL ASSIGNMENT (this “Assignment”), made and entered this     day of         ,             , by and between [name of Producer entity], a             , hereinafter referred to as Assignor, and [name of Gatherer entity], a             , hereinafter referred to as “Assignee.”

RECITALS

Assignor is a party of those certain oil and gas leases and/or farmout agreements, right of way agreements, pooling orders and other instruments described on Annex 1 to this Assignment (collectively, the “Leases”). The Leases cover and include the drilling and spacing unit described as [insert description of the Unit] (the “Unit”).

The Leases grant Assignor the right to construct, operate and maintain pipelines for the purpose of transporting hydrocarbons from the premises covered by the Leases or lands pooled therewith.

NOW, THEREFORE, for the consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, and subject to the following terms, Assignor does hereby grant, convey, assign and transfer unto Assignee on a non-exclusive basis, without representation or warranty of title, either express or implied, part of the rights granted to Assignor as Lessee under the Leases to construct, operate and maintain pipelines to and from the [name of well] located in the Unit together with rights of ingress and egress to the premises covered by the Leases and all other necessary rights and purposes incident to construction, operation and maintenance of pipelines (the “Assigned Non-Exclusive Rights”). Assignor reserves the right to exercise itself or to assign to other parties the rights granted to Assignor under the Lease to construct pipelines and also reserves all other rights, obligations and benefits under the Leases not expressly assigned herein.

Assignee agrees to comply with any and all terms, conditions and restrictions contained in the Leases relating to the exercise of the Assigned Non-Exclusive Rights especially those concerning use of the surface for laying pipelines and conducting related operations.

This Assignment is executed on the date first referenced above.

ASSIGNOR

[Name of Producer entity]

By:
Name:
Title:

ASSIGNEE

[Name of Gatherer entity]

By:
Name:
Title:

[Insert forms of applicable State acknowledgements]

Annex 1 to Partial Assignment of Oil and Gas Leases

[insert description of oil and gas leases, farmout agreements, right of way agreements, pooling orders and other instruments constituting the Leases]

Exhibit I

MEMORANDUM OF GAS GATHERING AGREEMENT

THIS MEMORANDUM OF GAS GATHERING AGREEMENT (this “Memorandum”) is made and entered into as of February 1, 2010 (the “Effective Date”), by and among (i) Chesapeake Midstream Partners, L.L.C., a Delaware limited liability company (“Gatherer”) (ii) Total Gas & Power North America, Inc., a Delaware corporation (“TGPNA”), and (iii) Total E&P USA, Inc., a Delaware corporation (“TEPUSA” and together with TGPNA, “Producers”). Gatherer and Producers are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

Gatherer and Producers entered into that certain Gas Gathering Agreement (the “Agreement”) dated of even date herewith.

The Parties desire to file this Memorandum in the applicable real property records to give notice of the existence of the Agreement and certain provisions contained therein.

NOW THEREFORE, for and in consideration of the premises and mutual covenants contained in the Agreement, the Parties hereby agree as follows:

1. Certain Terms. The following terms shall have the meanings indicated below:

(A)	“Acquired Properties” means the oil, gas and/or mineral leases (or interests therein) and other interests and properties acquired described in Schedule 10 to the Agreement.

(B)	“Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person, whether by contract, voting power, or otherwise. For purposes of this definition, Gatherer shall not be considered an Affiliate of any of the CHK Parties or any of their Affiliates and the CHK Parties and their Affiliates (other than Gatherer) shall not be considered an Affiliate of Gatherer.

(C)	“Barnett AMI” means the geographic area described in Exhibit A hereto.

(D)	“Barnett Dedicated Properties” means the Acquired Properties and all interests of Producers and their Affiliates (and their successors and assigns) in oil, gas, and/or mineral leases covering lands located within the Barnett AMI, whether now owned or hereafter acquired, and all Gas produced or delivered therefrom or attributable thereto, and all interests of Producers or their Affiliates (and their successors and assigns) in all oil or gas wells, whether now existing or drilled hereafter, on, or completed on, lands covered by any such oil, gas, and/or mineral lease or on other lands within the Barnett AMI, including the wells described in Part I of Exhibit B, but excluding (i) any oil, gas and/or mineral leases purchased

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by Producers or their Affiliates after the Effective Date that are subject to a dedication to a gas gathering system or agreement (other than the Barnett Gathering Systems) that was in effect prior to (and was not entered into in connection with or as part of) such acquisition (but only to the extent of such dedication), (ii) the properties described in Part II of Exhibit B and (iii) any other non-material properties dedicated by Producers as of the Effective Date to a gathering system owned and operated by a Person not an Affiliate of either Producer, not to exceed 750 net mineral acres.

(E)	“Barnett Delivery Points” means (i) the points identified in Schedule 3 to the Agreement at which Gas is delivered to a Barnett Receiving Transporter by Gatherer, (ii) any additional delivery points that, from time to time, are added at the request of Producers (at Producers’ expense) to the Barnett Gathering Systems after the Effective Date to permit delivery of Gas to the same or other Barnett Receiving Transporters, as provided in Section 6(f) of Exhibit A to the Agreement and (iii) any additional delivery points added to the Barnett Gathering Systems for gas lift operations at Producer’s request and expense, as provided in Section 6(b)(2) or Section 11 of Exhibit A to the Agreement.

(F)	“Barnett Gathering System” means each of the discrete gas gathering systems described in Exhibit C, together with any modifications, alterations, replacements, extensions, or expansions made by Gatherer, from time to time, to each such gathering system.

(G)	“Barnett Receiving Transporters” means the intrastate or interstate pipeline companies, gathering companies, local distribution companies, or end-users taking delivery or custody of Producers’ Gas and MV Mitigation Gas at, or immediately downstream of, a Barnett Delivery Point.

(H)	“Control” (and the correlative terms “controlling,” “controlled by,” and “under common control with”) means as to any entity the possession, directly or indirectly, through one or more intermediaries, by any Person or group (within the meaning of Section 13(d)(3) under the Securities Exchange Act of 1934, as amended) of the power or authority, through ownership of voting securities, by contract, or otherwise, to control or direct the management and policies of the entity. Notwithstanding anything herein to the contrary, other than with respect to the term “Affiliates” as used in the definition of “Producers’ Gas”, the term “Control” and its correlative terms shall not apply to the definition of “Producers’ Gas”.

(I)	“Gas” means any mixture of hydrocarbons and noncombustible gases in a gaseous state consisting primarily of methane.

(J)

“Producers’ Barnett Reservations” means Producers’ rights to (i) operate wells producing from the Barnett Dedicated Properties as a reasonably prudent operator, (ii) separate or process Gas prior to delivery at the Barnett Receipt Points so long as such Producers’ Gas and MV Mitigation Gas meets the gas

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specifications set forth in the Agreement after such separation or processing, (iii) use Gas produced from the Barnett Dedicated Properties for lease operations, and (iv) pool, communitize, or unitize Producers’ interests in the Barnett Dedicated Properties.

2. Notice. Notice is hereby given of the existence of the Agreement and all of its terms, provisions, covenants and conditions to the same extent as if the Agreement was fully set forth herein. Certain provisions of the Agreement are summarized in Sections 3 through 6 below.

3. Term. The term of the Agreement commenced on the Effective Date and, unless terminated sooner in accordance with its terms, continues in effect through September 30, 2029 (the “Primary Term”) and continues in effect for successive 12-month periods thereafter, unless terminated by either Party upon notice to the other Party no less than 6 months prior to the end of the Primary Term or any 12-month period thereafter, as applicable.

4. Dedication. Subject to the terms and conditions of the Agreement, including, without limitation, those relating to Producers’ Barnett Reservations, Producers have (i) exclusively dedicated and committed to the performance of the Agreement the Barnett Dedicated Properties, (ii) agreed not to deliver any Gas produced from the Barnett Dedicated Properties and owned or controlled by Producers or their Affiliates to any other gas gatherer prior to the Barnett Delivery Points, and (iii) agreed to cause any existing or future Affiliates of Producers to be bound by, and to execute and join as a party, the Agreement.

5. Gathering Services. Gatherer has agreed to connect, receive, gather, compress, dehydrate, treat, and process, as applicable, and redeliver, any Gas produced from the Barnett Dedicated Properties and owned or controlled by Producers or their Affiliates, on the Barnett Gathering System, for the fees and on and subject to the terms and conditions provided in the Agreement.

6. Covenant Running with the Land. The dedication and commitment made by Producers and their Affiliates referenced in Section 1 above is a covenant running with the land. Any transfer by Producers or their Affiliates of any of Producers’ interests in the Barnett Dedicated Properties shall comply with Article 9 of the Agreement.

7. No Amendment to Agreement. This Memorandum is executed and recorded solely for the purpose of giving notice of the Agreement and of certain of the terms set forth therein. Nothing contained in this Memorandum shall be deemed to modify, amend, alter, limit or otherwise change any of the provisions of the Agreement itself or the rights or obligations of the Parties thereunder. In the event of any conflict between the terms of the Agreement and the terms of this Memorandum, the terms of the Agreement shall control.

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8. Contact Information. The contact information of the Parties is as follows:

Gatherer:

Chesapeake Midstream Partners, L.L.C.

777 Northwest Grand Avenue

Oklahoma City, Oklahoma 73118

Attention: J. Mike Stice

Fax: (405) 849-6134

With a copy to:

Global Infrastructure Management, LLC

12 East 49th Street

38th Floor

New York, New York 10017

Attention: Salim Samaha

Fax: (646) 282-1599

Producers:

Total Gas & Power North America, Inc.

1201 Louisiana Street, Suite 1600

Houston, Texas 77002

Attn: Bruce Henderson, President & General Manager

Fax: (713) 647-4030

With a copy to:

Total E&P USA, Inc.

1201 Louisiana Street, Suite 1600

Houston, Texas 77002

Attn: Daniel Jouhet, Vice President- Finance, Marketing and IT

Fax: (713) 647-3646

9. Counterparts. This Memorandum may be executed in multiple counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same document. To facilitate recordation, there may be omitted from the exhibits to this Memorandum in certain counterparts descriptions of assets located in recording jurisdictions other than the jurisdiction (county, parish, state, Indian or federal agency) in which the particular counterpart is to be filed or recorded.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Memorandum has been signed by or on behalf of each of the Parties as of the Effective Date.

GATHERER:

CHESAPEAKE MIDSTREAM PARTNERS, L.L.C.

By:
J. Michael Stice
Chief Executive Officer

PRODUCERS:

TOTAL GAS & POWER NORTH AMERICA, INC.

By:
[Name]
[Title]

TOTAL E&P USA, INC.

By:
[Name]
[Title]

Signature Page to Memorandum of Gas Gathering Agreement

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STATE OF OKLAHOMA	§
§
COUNTY OF OKLAHOMA	§

This instrument was acknowledged before me this     day of             , 2010 by J. Michael Stice, the Chief Executive Officer of Chesapeake Midstream Partners, L.L.C.

Notary Public in and for:

[ATTACH APPROPRIATE ACKNOWLEDGMENTS/NOTARY BLOCKS FOR PRODUCERS]

Attachments:

Exhibit A – Barnett AMI

Exhibit B – Barnett Dedicated Wells

Exhibit C – Barnett Gathering System

Acknowledgement Page to Memorandum of Gas Gathering Agreement

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EXHIBIT A

BARNETT AMI

See attached.

EXHIBIT B

BARNETT DEDICATED WELLS

See attached.

EXHIBIT C

BARNETT GATHERING SYSTEM

See attached.

Schedule 1

Barnett Gathering Systems

GGS Name	CMP Area	Location / County	Location / State	Active Constructed Pipe Length in Miles	Constructed Pipe Not in Service Length in Miles	# ROW Agreements	# ROW Related Permits
Barnett Central GGS	Barnett Central	Johnson	TX	163.47		650	137
Barnett North GGS	Barnett Arc Park	Tarrant	TX	142.3	63.95	322	102
Barnett South GGS	Barnett Cleburne	Johnson	TX	301.95	1.65	127	119
Covington GGS	Barnett Cleburne	Johnson	TX	1.01		4	1
Forsberg GGS	Barnett Cleburne	Johnson	TX	1.7		5	1
Freedom 1 GGS	Barnett Cleburne	Johnson	TX	proposed pipe		0	0
Lewisville GGS	Barnett Arc Park	Tarrant	TX	3.92
Little Hoss GGS	Barnett Cleburne	Johnson	TX	23.99		6	3
Mary’s Creek GGS	Barnett Arc Park	Tarrant	TX	6.93		23	4
Paloma GGS	Barnett Cleburne	Johnson	TX	1.01		10	2
Peregrine Loop 2 and 4 GGS	Barnett Cleburne	Johnson	TX			9	0
Peregrine Loop 3 GGS	Barnett Cleburne	Johnson	TX	0.36		4	0
Peregrine Loop 5 GGS	Barnett Cleburne	Johnson	TX	1.11		4	0
Peregrine Loop 6 GGS	Barnett Cleburne	Johnson	TX	4.68		19	0
Peregrine Loop 7 GGS	Barnett Cleburne	Johnson	TX	2.92		11	4
Tarrant West GGS	Barnett Arc Park	Tarrant	TX	6.18		10	0

DFW Gathering System (see map attached to this Schedule A1)

TARRANT CO.
DALLAS CO.
DFW Gathering System
N
W
E
S
0 1,250 2,500 5,000
Feet
Chesapeake

SCHEDULE 2

BARNETT FEES

1.	Producers shall pay Gatherer the amount specified in the table below as consideration for receiving Producers’ Gas and MV Mitigation Gas at each Barnett Receipt Point (excluding the DFW Area and the fixed fees areas described in this Schedule 2) each month and providing the applicable level of gathering services provided:

Receipt Point Pressures	Deemed Stages of Compression[1]	Fee[2] ($/Mcf)

Less than ** psig	**	$ **

** to ** psig	**	$ **

** to ** psig	**	$ **

** to ** psig	**	$ **

Greater than or equal to ** psig	**	$ **

2.	Producers shall pay Gatherer a Fee of $** per Mcf as consideration for receiving Producers’ Gas and MV Mitigation Gas at each Receipt Point in the DFW Area and providing the gathering services contemplated in the Agreement. The Fee specified in this Section 2 of this Schedule 2 will be escalated as of January 1 of each Year to equal the product of (i) the Fee in effect immediately prior to such escalation and (ii) **, with the first such escalation occurring as of January 1, 2011.

[1]	For the avoidance of doubt, the data in this column is applicable only to fuel cap calculations.

[2]

The Fees specified in this table will be escalated effective as of January 1 of each Year to equal the product of (i) the Fee in effect immediately prior to such escalation and (ii) **, with the first such escalation occurring as of January 1, 2011; provided, as to the Barnett Central GGS, the escalation of the fees will also be made in accordance with Section 4 of this Schedule 2.

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3.	Producers shall pay Gatherer the amount specified in the table below as consideration for receiving Producers’ Gas and MV Mitigation Gas in the areas described in such table each month and providing the applicable level of gathering services provided:

CMP Gas Gathering System	Fee[3] ($/Mcf)			Cost[4] ($/Mcf)			CMP Net Proceeds ($/Mcf)

Forsberg	$	*	*	$	*	*	$	*	*

Covington	$	*	*	$	*	*	$	*	*

Mary’s Creek	$	*	*	$	*	*	$	*	*

Peregrine Loop 2/4	$	*	*	$	*	*	$	*	*

Peregrine Loop 3	$	*	*	$	*	*	$	*	*

Peregrine Loop 5	$	*	*	$	*	*	$	*	*

Peregrine Loop 6	$	*	*	$	*	*	$	*	*

Peregrine Loop 7	$	*	*	$	*	*	$	*	*

West Tarrant	$	*	*	$	*	*	$	*	*

Chip Shot (Barnett South)	$	*	*	$	*	*	$	*	*

[3]

The Fees specified in this table will be escalated effective as of January 1 of each Year to equal the product of (i) the Fee in effect immediately prior to such escalation and (ii) **, with the first such escalation occurring as of January 1, 2011.

[4]

The costs specified in this table will be escalated effective as of January 1 of each Year to equal the product of (i) the cost in effect immediately prior to such escalation and (ii) **, with the first such escalation occurring as of January 1, 2011.

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4.	Barnett Central Gathering System. The following terms shall apply to the calculation of the Barnett Fees on the Barnett Central Gathering System.

(a) Gatherer shall invoice Producers for Producers' Gas and MV Mitigation Gas received each Month at the Barnett Receipt Points on the Barnett Central Gathering System based on the Barnett Fees shown in Section 1 above.

(b) The following delivery points on the Barnett Central Gathering System are covered by the North Johnson Agreement dated September 1, 2007, between Chesapeake Energy Marketing, Inc. (“CEMI”) and [Party A] (“[Party A]”), as amended (the “[Party A] Agreement”) are identified below, and such delivery points (together with any other mutually agreeable future delivery points on the Barnett Central Gathering that the Parties designate as such) shall be referred to herein as the “Barnett Central [Party A] Delivery Points”:

Delivery Point	Meter Number

[Delivery Point]	[Meter Number]

[Delivery Point]	[Meter Number]

[Delivery Point]	[Meter Number]

[Delivery Point]	[Meter Number]

(c) If (i) [Party A] curtails or suspends services at the Barnett Central [Party A] Delivery Points, including the occurrence of a force majeure event or similar interruption affecting [Party A], (ii) Producers or CEMI reduce the contracted volumes of Gas or actual volumes of Gas delivered under the [Party A] Agreement, or (iii) the pressures at any Barnett Central [Party A] Delivery Point increase as the result of changes by [Party A] in any Month and (as to each of clause (i), (ii) and (iii) preceding) any such event (or combination of such events) causes or results in a change in the distribution of the volume weighted average monthly Barnett Fee pressure tiers in Section 1 above for the Barnett Receipt Points on the Barnett Central Gathering System resulting in lower revenues to Gatherer from such Barnett Receipt Points for such Month, then such event is referred to herein as a "[Party A] Event.”

(d) During any Month when a [Party A] Event occurs or is in effect, the Barnett Fees for each Barnett Receipt Point on the Barnett Central Gathering System for such Month shall be calculated using the Barnett Fee pressure tier that applied to such Barnett Receipt Point during the most recent Month preceding such [Party A] Event in which a [Party A] Event did not occur.

(e) The provisions of this Section 4 of Schedule 2 shall apply to any replacements of the [Party A] Agreement, whether with [Party A], its successors, or other Person providing low pressure service.

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(f) An illustrative calculation of the volume weighted average monthly Barnett Fee pressure tiers under clause (c) above is shown below.

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Month Before [Party A] Event

Tier	CMP Pressure	Monthly MMCF	Monthly MMCF (%)		Applicable Tariff ($/MCF)		WA Fee ($/MCF)

1	**	**	*	*%	$	**	$	**

2	**	**	*	*%	$	**	$	**

3	**	**	*	*%	$	**	$	**

4	**	**	*	*%	$	**	$	**

5	**	**	*	*%	$	**	$	**

		**	*	*%			$	**

Month of [Party A] Event

Tier	CMP Pressure	Monthly MMCF	Monthly MMCF (%)		Applicable Tariff ($/MCF)		WA Fee ($/MCF)

1	**	**	*	*%	$	**	$	**

2	**	**	*	*%	$	**	$	**

3	**	**	*	*%	$	**	$	**

4	**	**	*	*%	$	**	$	**

5	**	**	*	*%	$	**	$	**

		**	*	*%			$	**

Month of [Party A] Event - Application of Additional Fee

Tier	CMP Pressure	Monthly MMCF	Monthly MMCF (%)		Applicable Tariff ($/MCF)		WA Fee ($/MCF)

1	**	**	*	*%	$	**	$	**

2	**	**	*	*%	$	**	$	**

3	**	**	*	*%	$	**	$	**

4	**	**	*	*%	$	**	$	**

5	**	**	*	*%	$	**	$	**

		**	*	*%			$	**

Note: Illustrative example only to show application of additional fee.

Step 1 - Calculate the volume operating in each tier each month.

Step 2 - Convert volumes into a percentage operating within each tier - MMCF %.

Step 3 - Occurrence of a “[Party A] Event”.

Step 4 - Compare the percentages (MMCF %) before the occurrence of a “[Party A] Event” with those after the event.

Step 5 - Calculate revenue impairment to gatherer by multiplying MMCF % by appropriate Fees in both months.

Step 6 - If revenue impairment is confirmed, the weighted average Fee will be adjusted to the Fee for the most recent Month preceding such [Party A] Event in which a [Party A] Event did not occur.

Step 7 - The difference in the weighted average Fee will be applied to each tier.

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SCHEDULE 3

BARNETT DELIVERY POINTS

CMO GGS Number	CMO GGS	Meter Code	Meter Name	Counter Party	Counter Party Meter ID
[Barnett Delivery Points]

SCHEDULE 4

BARNETT DEDICATED WELLS RECEIPT POINTS AND PRESSURES

CMO Property Number	Pipeline	Well Number	Well Name	County	State	First Sales	Existing Receipt Point Pressure	Township	Range	Section	Survey	Abstract

[Barnett Dedicated Wells, Receipt Points and Pressures]

SCHEDULE 4

BARNETT DEDICATED WELLS, RECEIPT POINTS, AND PRESSURES

(EXCLUDED WELLS)

Excluded Wells	County	State	Abstract	Survey

[Excluded Wells]

SCHEDULE 5

BARNETT AMI

Barnett AMI Abstracts

ABSTRACT SECT GRANTEE	BLK	SURVEY	COUNTY	RRD	STATE	CLASS	TYPE	STCTY

[Barnett AMI Abstracts]

Schedule 6: Barnett Maximum Daily Quantity

Barnett Gathering System	Barnett Maximum Daily Quantity (Mcf / D)

Barnett North GGS	**

Barnett Central GGS	**

Barnett South GGS	**

DFW GGS	**

Little Hoss GGS	**

Mary’s Creek GGS	**

Paloma GGS	**

Peregrine Loop 2 and 4 GGS	**

Peregrine Loop 3 GGS	**

Peregrine Loop 5 GGS	**

Peregrine Loop 6 GGS	**

Peregrine Loop 7 GGS	**

Tarrant West GGS	**

Covington GGS	**

Forsberg GGS	**

Freedom 1 GGS	**

Lewisville GGS	**

(1) MAOP is maximum allowable operating pressure. Without limiting the other terms of this Agreement, Gatherer shall not be required to make any connection to any of these Barnett Gathering Systems if the delivery pressures at such would exceed the maximum allowable operating pressures for such Barnett Gathering System. Neither Gatherer nor Producers shall be required to compress any Producers Gas or MV Mitigation Gas at the wellhead in order to effectuate delivery.

Schedule 7: Barnett Annual Minimum Volume

(in MCF)

Minimum Volume Period	Barnett Annual Minimum Volume

2010	82,218,281

2011	88,271,623

2012	91,640,829

2013	95,412,959

2014	99,074,771

2015	102,898,824

2016	105,516,014

2017	107,619,120

2018	108,535,293

H1 2019	51,051,043

Schedule 8: Minimum Volume Commitment Example

($ thousands)	7/09 - 12/09			2010			2011			2012			2013			2014			2015			2016			2017			2018			1/19 - 6/19

Barnett Annual Gathered Volume (Mcf)		*	*		*	*		*	*		*	*		*	*		*	*		*	*		*	*		*	*		*	*		*	*

Barnett Annual Minimum Volume (Mcf)		*	*		*	*		*	*		*	*		*	*		*	*		*	*		*	*		*	*		*	*		*	*

Difference		*	*		*	*		*	*		*	*		*	*		*	*		*	*		*	*		*	*		*	*		*	*

Illustrative Adjustments:

A - Year 1 Deficit Volume Carried Forward		*	* A		*	* A		*	* A		*	* A		*	* A		*	* A		*	* A		*	* A		*	* A		*	* A		*	* A

B - Annual Barnett Excess Volume		*	* B		*	* B		*	* B		*	* B		*	* B		*	* B		*	* B		*	* B		*	* B		*	* B		*	* B

C - Barnett Delayed Connection Volume		*	* C		*	* C		*	* C		*	* C		*	* C		*	* C		*	* C		*	* C		*	* C		*	* C		*	* C

D - Force Majeure Volume		*	* D		*	* D		*	* D		*	* D		*	* D		*	* D		*	* D		*	* D		*	* D		*	* D		*	* D

E - Maintenance Suspension Volume		*	* E		*	* E		*	* E		*	* E		*	* E		*	* E		*	* E		*	* E		*	* E		*	* E		*	* E

Illustrative Adjusted Barnett Annual Minimum Volume (Mcf)		*	*		*	*		*	*		*	*		*	*		*	*		*	*		*	*		*	*		*	*

Barnett Fees ($ / Mcf)	$	*	*	$	*	*	$	*	*	$	*	*	$	*	*	$	*	*	$	*	*	$	*	*	$	*	*	$	*	*	$	*	*

Illustrative Payments:(1)

Monthly Invoiced Amount	$	*	*	$	*	*	$	*	*	$	*	*	$	*	*	$	*	*	$	*	*	$	*	*	$	*	*	$	*	*	$	*	*

True Up Payment	$	*	*	$	*	*	$	*	*	$	*	*	$	*	*	$	*	*	$	*	*	$	*	*	$	*	*	$	*	*	$	*	*

Illustrative Total Payments (1)	$	*	*	$	*	*	$	*	*	$	*	*	$	*	*	$	*	*	$	*	*	$	*	*	$	*	*	$	*	*	$	*	*

(1) Illustrative payments, which does not reflect total charges under the GGA, e.g., does not include electric and other charges.

Description of Illustrative Adjustments:

A - Assumes a **% volume shortfall relative to the Barnett Annual Minimum Volume Commitment in 2009.

B - Assumes Producers' Gas exceeds Barnett Annual Minimum Volume Commitment by **% in 2015.

C - Barnett Delayed Connection Volume; annual adjustments based on volume shift as per the Barnett Type Curve. Example illustratively assumes ** wells delayed for a period of ** in 2011 (** to **); see example volume adjustment for one well below.

D - Force Majeure Volume; annual adjustments based on volume shift as per the Barnett Type Curve under same methodology as Barnett Delayed Connection Volume.

E - Maintenance Suspension Volume; adjustments may result only in a decrease in Adjusted Barnett Annual Minimum Volume

Note: Upon any termination of Gatherer's agency designation or the O&M Terms under 12.14, the Adjusted Barnett Annual Minimum Volume would be adjusted pursuant to Section 4(d) of Exhibit A. Adjusted Barnett Annual Minimum Volume may be increased in the last year for any MVC Additional Volume Wells Amount under 5(b)(6).

Illustrative Barnett Delayed Connection Volume (1 well example)

	7/09 - 12/09		2010		2011		2012		2013		2014		2015		2016		2017		2018		1/19 - 6/19		Total
Illustrative Volume Shift (Mcf):(1)
Illustrative Volume - Target Completion Date (7/1/2011)	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
Illustrative Volume - Delayed Connection (10/1/2011)	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*

Illustrative Impact on Adjusted Barnett Annual Minimum Volume	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*

(1) Volume based on well production profile as per the Barnett Type Curve. Example illustratively assumes 1 well delayed from a target Completion Date of 7/1/2011 by ** to **.

Methodology For Volume Increases / Decreases

Methodology applied to any Barnett Delayed Connection Volume and Force Majeure Volume

(1) In the event of a Barnett Delayed Connection, Adjusted Barnett Annual Minimum Volume decreased during period of delay based on Barnett Type Curve. Adjustment based on Barnett Type Curve to include period from target Completion Date to end of Minimum Volume Period.

(2) Upon actual connection, Adjusted Barnett Annual Minimum Volume increased based on Barnett Type Curve. Adjustment based on Barnett Type Curve to include period from actual connection to end of Minimum Volume Period.

(3) In each year, net impact of (1) and (2) above is increase / decrease to Adjusted Barnett Annual Minimum Volume. At end of Minimum Volume Period, any remaining volume attributable to the Barnett Annual Minimum Volume over the Minimum Volume Period is accumulated in the final period of the Minimum Volume Period. In no event should total volume adjustments reduce the nominal Barnett Minimum Volume.

Note: The numbers in this example reflect the aggregate ownership of the Producers and the CHK Parties in the Barnett Dedicated Properties under this Agreement and the CHK Agreement.

Schedule 9

Barnett Type Curve

Well Profile Calculation
Quarter	Time	Data Points	CHK Curve	Lagged MMcf/d

[Well Profile Calculation]

SCHEDULE 10

ACQUIRED PROPERTIES

An undivided 25% interest in all Barnett Dedicated Properties (as such term is defined in the CHK Agreement in the form executed on January 25, 2010 without regard to any amendment thereto) owned by Chesapeake Exploration L.L.C. as of January 25, 2010.

Schedule 11

Barnett Unconnected Wells

CEMI Well Name	District	Well Status	CEMI Ready to Flow Date	COI Ready to Flow Date	Days Ahead	Project Dependencies	Gatherer

[Barnett Unconnected Wells]